EXECUTION VERSION

ASSET PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

LITTON SYSTEMS, INC.,

as the Seller,

 and

MOOG INC.,

 as the Buyer

Dated as of August 14, 2003

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-ii-

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ASSET PURCHASE AND SALE AGREEMENT

                THIS ASSET PURCHASE AND SALE AGREEMENT, dated as of August 14, 2003 (this "Agreement "), is by and between LITTON SYSTEMS, INC., a Delaware corporation (the "Seller"), and MOOG INC., a New York corporation (the "Buyer"). Capitalized terms used herein have the meanings provided in Article X, unless otherwise defined herein.

                WHEREAS, upon the terms and conditions set forth herein, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, certain of the Seller's assets relating to the Business. For purposes of this Agreement the "Business" means the Poly-Scientific business of the Seller consisting of the design and manufacture of (a) electrical and fiber-optic slip rings and rotary joints, (b) precision brush and brushless direct current motors, resolvers, drives and electromechanical subsystems, (c) electrical and mechanical instruments and indicators, including associated electronics, and (d) optical components, including optical switches, fiber-optic front ends, fiber-optic modems and fiber-optic multiplexers. Such products are manufactured or sold by the Seller's Poly-Scientific Division in facilities located in Blacksburg, Virginia, Springfield, Pennsylvania, Murphy, North Carolina and Atlanta, Georgia and in the facilities of the Poly-Scientific Division's associated domestic and international manufacturing and distribution partners.

                NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows.

ARTICLE I

PURCHASE AND SALE

    SECTION 1.1.     Sale and Purchase of the Assets.

                Subject to Section 1.8 hereof, upon the terms and subject to the conditions herein, at the Closing, the Seller shall sell, convey, assign, license, transfer and deliver (or cause to be sold, conveyed, assigned, licensed, transferred and delivered) to the Buyer, and the Buyer shall purchase from the Seller, the Assets (as defined below), free and clear of all Encumbrances other than Permitted Encumbrances, for an aggregate purchase price of $158,000,000 in immediately available funds (the "Purchase Price"). For purposes of this Agreement "Assets" means all right, title and interest of the Seller in and to all of the assets of the Seller used or held for use in the Business of every kind, character and description, wherever located, whether tangible or intangible, real or personal (other than the Excluded Assets), including, but not limited to, the following:

                (a)    the Accounts Receivable, a true and complete copy of which, as of June 30, 2003, is listed on Schedule 1.1(a) of the Seller Disclosure Schedules;

                (b)    all Contracts that relate to the Business, including, but not limited to, the Material Contracts and the Confidentiality Contracts (the "Assumed Contracts");

(c)	the Business Records;
(d)	the Customer Lists;
(e)	the Goodwill;
(f)	the Business Intellectual Property (including the trade name "Poly-Scientific");
(g)	the Inventory;
(h)	the Permits, to the extent transferable;
(i)	the Real Property,
(j)	the Tangible Personal Property,
(k)	a duly executed contract manufacturing agreement with respect to the operations of the Business in Brno, Czech Republic substantially in the form of Exhibit A (the "Manufacturing Agreement"); and
(l)	those assets listed on Exhibit B.

        SECTION 1.2.    Assumption of Liabilities.

                Effective as of the Closing, the Seller shall not have any liability or obligation with respect to, and the Buyer shall assume and thereafter pay, perform and discharge when due all liabilities and obligations (including, without limitation, any such liabilities and obligations arising under Environmental Laws other than those environmental liabilities retained by the Seller pursuant to Section 1.4(e)) relating to or arising from, the Assets and the Business, whether arising from or relating to facts or events occurring prior to, on or after the Closing Date, other than the Retained Liabilities (collectively, the "Assumed Liabilities").

        SECTION 1.3.    Excluded Assets.

                (a)    Other than the Assets, the Seller shall not sell, transfer, assign, convey or deliver to the Buyer any of the Seller's rights, titles to or interests in or to any of its other assets, companies or properties (such assets, companies and properties, collectively, the "Excluded Assets"). Excluded Assets are not part of the transactions contemplated hereby and shall remain the assets, companies and properties of the Seller after the Closing and the Seller may take, or cause to be taken, any action with respect to the Excluded Assets, notwithstanding any provisions herein.

                (b)    For purposes of this Agreement, "Excluded Assets" include, but are not limited to, the following:

(i)	all assets, companies and properties that exclusively relate to any business of the Seller or its Affiliates other than the Business;
(ii)	subject to Section 5.6(b) and (c), the Seller's trade names and common law names, including the "Litton" name and any trade names and common law names of any of the Seller's Affiliates, including the "Northrop Grumman" name, and all related or associated trade names, trade name rights, trademarks, trademark rights, service marks and copyrights and all registrations and applications pending therefor related to products or services other than those of the Business (each an "Excluded Mark");

(iii)	the Retained License;
(iv)	all rights to refunds of Taxes paid by the Seller to the extent not reflected in the Financial Statements;
(v)	all data and records to the extent relating to Tax liabilities, potential Tax liabilities, or refunds of Taxes relating to the Business;
(vi)	all consideration received by, and all rights of, the Seller pursuant to this Agreement;
(vii)	except as set forth in Section 5.3 hereof, all assets that relate to any "employee benefit plan" (within the meaning of ERISA section 3(3));
(viii)	any assets, companies or properties set forth on Schedule 1.3(b)(viii) of the Seller Disclosure Schedules;
(ix)	all assets and equipment owned or held for use by the Seller or its Affiliates (but only to the extent such assets and equipment are not reflected on the Financial Statements) and employees with respect to the operation of the Business in Brno, Czech Republic (the "Czech Assets"); and

(x)	any cash or cash equivalents.

        SECTION 1.4    Retained Liabilities.

                Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed that, except for the Assumed Liabilities, the Buyer shall not and does not assume, agree to pay, perform or discharge, nor shall it be liable for, any of the following liabilities, debts, obligations, claims against or Contracts of the Seller or the Business (collectively, the "Retained Liabilities"):

                (a)    subject to Section 1.9 hereof, liabilities of the Seller for Taxes with respect to the Business for taxable periods, or portions thereof, ending on or before the Closing Date;

                (b)    any liabilities against which Seller has agreed to indemnify Buyer pursuant to the terms of this Agreement but only to the extent of such obligation to indemnify;

                (c)    except as set forth in Section 5.3 hereof, liabilities and obligations arising under any "employee benefit plan" (within the meaning of ERISA section 3(3));

                (d)    any liability, debt or obligation relating to the Excluded Assets;

                (e)    any liabilities or obligations under any Environmental Law with respect to Environmental Conditions existing at, or migrating from, the Murphy Facility on or prior to the Closing Date (the "Murphy Environmental Conditions ");

                (f)    any liability, debt or obligation arising out of the injury to or death of any individual or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability or any other legal or equitable theory arising from defects in products manufactured or sold by or on behalf of the Seller prior to the Closing;

                (g)    any liabilities relating to (i) worker compensation claims or (ii) other employment related claims for personal injury; in each case to the extent relating solely to the conduct of the Business prior to the Closing; and

                (h)    liabilities set forth on Schedule 1.4(h) of the Seller Disclosure Schedules.

        SECTION 1.5.    Purchase Price Adjustment.

                (a)    For purposes of this Section 1.5 the following definitions apply:

                        "Purchase Price Adjustment" shall mean the adjustment to the Purchase Price made in accordance with this Section 1.5. Schedule 1.5 of the Seller Disclosure Schedules sets forth an example of the operation of the Purchase Price Adjustment.

                        "Base Net Working Capital" shall mean $31,430,000.

                        "Closing Date Net Working Capital" shall mean (a) the sum of the total current assets of the Business (other than the Excluded Assets) as of the Closing Date minus (b) the sum of the total current liabilities of the Business (other than the Retained Liabilities) as of the Closing Date minus (c) the sum of the total Progress Payments as of the Closing Date, each as calculated in accordance with GAAP, it being understood that the Closing Date Net Working Capital calculation shall not include any Taxes.

                (b)    Within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement identifying the Closing Date Net Working Capital for purposes of calculating the Purchase Price Adjustment (the "Purchase Price Adjustment Statement "). In the event that the Closing Date Net Working Capital is greater than the Base Net

Working Capital, the Buyer shall pay the Seller an amount equal to the difference between the Closing Date Net Working Capital and the Base Net Working Capital in accordance with Section 1.5(f) hereof. In the event that the Base Net Working Capital is greater than the Closing Date Net Working Capital, the Seller shall pay the Buyer an amount equal to the difference between the Base Net Working Capital and the Closing Date Net Working Capital in accordance with Section 1.5(f) hereof.

                (c)    The Buyer and the Seller agree that the sole purpose of the Purchase Price Adjustment contemplated by this Section 1.5 is to measure changes in working capital that have occurred between the date the Base Net Working Capital was calculated and the Closing Date. The Purchase Price Adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodology for purposes of determining the asset and liability balances from those used in the preparation of the Financial Statements. Each Party shall provide the other Party and its Representatives with reasonable access to the Business Records and relevant personnel and properties during the preparation of the Purchase Price Adjustment Statement and the resolution of any disputes that may arise under this Section 1.5.

                (d)    If the Seller disagrees with the determination of the Purchase Price Adjustment and the amount of such disagreement exceeds $100,000, the Seller shall notify the Buyer in writing of such disagreement within thirty (30) days after delivery of the Purchase Price Adjustment Statement to the Seller, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. If the total amount of all disagreements with the determination of the Purchase Price Adjustment is less than $100,000, the Purchase Price Adjustment delivered by the Buyer shall be final for purposes of this Section 1.5. After the end of such thirty (30) day period, the Seller may not introduce additional disagreements with respect to any item in the Purchase Price Adjustment Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Seller and will be final and binding upon the Parties. Similarly, a disagreement by the Seller does not provide any right to the Buyer to introduce any changes to the Purchase Price Adjustment Statement not directly related to the disputed item. During the thirty (30) day period of its review, the Seller shall have reasonable access to any documents, schedules or work papers used in the preparation of the Purchase Price Adjustment Statement. The failure of the Seller to deliver written objections to the Buyer within thirty (30) days after delivery of the Purchase Price Adjustment Statements to the Seller shall be deemed acceptance of the Purchase Price Adjustment Statements and agreement to the Purchase Price Adjustment amount by the Seller.

                (e)    The Buyer and the Seller agree to negotiate in good faith to resolve any such disagreement and any resolution agreed to in writing by the Buyer and the Seller shall be final and binding upon the Parties. If the Buyer and the Seller are unable to resolve all disagreements properly identified by the Seller pursuant to Section 1.5(d) hereof within thirty (30) days after delivery to the Buyer of written notice of such disagreement, then the disputed matters shall be referred to the Chief Financial Officer of the Buyer and the Assistant Treasurer of Northrop Grumman Corporation for resolution. If such officers are unable to resolve all disagreements within fifteen (15) days, then, within fifteen (15) days thereafter, the matter shall be referred for final determination to PricewaterhouseCoopers. If such firm is unable to serve, the Buyer and the Seller shall jointly select an arbiter from an accounting firm of national standing that is not the independent auditor of either the Buyer or the Seller (or their respective Affiliates); if the Buyer and the Seller are unable to select such an arbiter within such time period, the American Arbitration Association shall make such selection.

PricewaterhouseCoopers or any other Person so selected shall be referred to herein as the "Accounting Arbitrator." The Accounting Arbitrator shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which the Buyer and the Seller have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Arbitrator shall deliver to the Buyer and the Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms herein. The Accounting Arbitrator shall select as a resolution the position of either the Buyer or the Seller for each item of disagreement (based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review) and may not impose an alternative resolution. Such report shall be final and binding upon the Buyer and the Seller. Upon the agreement of the Buyer and the Seller or the decision of the Accounting Arbitrator, or if the Seller fails to deliver written notice of disagreement to the Buyer within the thirty (30) day period provided above, the Purchase Price Adjustment Statement, as adjusted if necessary, shall be deemed to be the Purchase Price Adjustment Statement for purposes of calculating the Purchase Price Adjustment pursuant to this Section 1.5. The fees, expenses and costs of the Accounting Arbitrator shall be borne equally by the Buyer and the Seller.

                (f)    Any Purchase Price Adjustment shall be paid by the Buyer or the Seller, as applicable, by wire transfer of immediately available funds to an account designated by the Party receiving such payment within five (5) Business Days after the final determination of the Purchase Price Adjustment plus interest on the amount of such reduction or increase from the Closing Date to the date of such payment thereof at the per annum rate equal to the London Interbank Offer Rate on the Closing Date, as published in the Wall Street Journal.

        SECTION 1.6.    Allocation of the Purchase Price.

                After the Closing, Buyer and Seller shall in good faith attempt to agree on the allocation of the Purchase Price in a manner consistent with the provisions of Sections 1060 of the Code. In this regard, Buyer shall provide to Seller a proposed allocation of the purchase price within 90 days after the Closing Date as the basis for discussions. If Buyer and Seller agree to an allocation of the purchase price, then they and their Affiliates shall report and file all Tax Returns (including, but not limited to IRS From 8594) in all respects and for all purposes consistent with such allocation. If Seller disagrees with the proposed Purchase Price allocation, the Buyer and the Seller agree to negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by the Buyer and the Seller shall be final and binding upon the parties. If the Buyer and the Seller are unable to resolve all disagreements, properly identified by the Seller, within thirty (30) days after delivery to the Buyer of Seller's written notice of disagreement, then the parties shall refer the specific disagreements to the Accounting

Arbitrator for resolution in the same manner as would be applicable under Section 1.5(e) of this Agreement.

        SECTION 1.7.    The Closing.

                (a)    Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable (but, in any event, within ten (10) Business Days) after the satisfaction or waiver of the conditions set forth in Article VI hereof (other than conditions which by their terms are to be satisfied at the Closing) (the "Closing Date") at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, NY 10004, unless another date or place is agreed to in writing by the Parties; provided, however, that in no event shall the Closing occur prior to September 29, 2003. The Closing Date shall be deemed to occur at 5:00 p.m. (New York time) on the day of the Closing.

                (b)    At the Closing:

(i)

the Seller shall deliver to the Buyer duly executed instruments of assignment for each registered patent or trademark and for each pending patent application or pending trademark application substantially in the form of Exhibit C (the "Intellectual Property Assignments") and any other agreements or documents reasonably necessary to transfer or assign, if and to the extent permissible under applicable Law, the Business Intellectual Property that is contemplated to be transferred or assigned hereby in accordance with the terms herein;

(ii)

the Seller shall deliver to the Buyer duly executed instruments of assignment for the Assumed Contracts, including for any Lease included in the Assumed Contracts, substantially in the form of
Exhibit D;

(iii)

the Seller shall deliver one or more duly executed assignments, bills of sale, deeds or other instruments necessary to sell, convey, assign, license and transfer, as the case may be, all of the Assets to the Buyer;

(iv)	the Seller shall deliver to the Buyer duly executed instruments of assignment for all of the Seller's rights under the Confidentiality Contracts to the extent related to the sale of the Business;
(v)	the Buyer shall deliver to the Seller the Purchase Price;
(vi)

the Buyer shall deliver to the Seller a duly executed assumption agreement substantially in the form of Exhibit E evidencing the assumption by the Buyer of the Assumed Liabilities in accordance with the terms herein;

(vii)	the Seller shall deliver to the Buyer an officer's certificate in accordance with Section 6.2(c) hereof;
(viii)	the Buyer shall deliver to the Seller an officer's certificate in accordance with Section 6.3(c) hereof;
(ix)	the Seller shall deliver resolutions of the Seller's board of directors authorizing this Agreement and the transactions contemplated by this Agreement, certified by the Secretary or the Assistant Secretary of the Seller;

(x)	the Buyer shall deliver resolutions of the Buyer's board of directors authorizing this Agreement and the transactions contemplated by this Agreement, certified by the Secretary or the Assistant Secretary of the Buyer;

(xi)	the Seller shall deliver or otherwise make available a copy of all of the Contracts relating to the Business;
(xii)	the Seller shall deliver the title documents required by Section 5.10; and
(xiii)	the Parties shall execute and deliver any other agreements or documents reasonably necessary to complete the transactions contemplated hereby.

                (c)    All instruments required to be delivered pursuant to this Section 1.7 shall in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Parties, and their respective legal counsel, but shall not diminish the status of title to the Assets required to be delivered by the Seller to the Buyer pursuant to this Agreement.

                (d)    The Buyer and the Seller shall each bear one- half the cost of any documentary, stamp, sales, excise, transfer, gross receipts or other Taxes (other than Income Taxes) payable in respect of the sale of the Assets, and the Seller shall prepare and file, subject to the Buyer's review and consent, which consent shall not be unreasonably withheld, all Tax Returns with respect to such Taxes. The Buyer shall pay the amount of any such Taxes to the Seller at least two (2) days before the due date of any such Taxes, but not less than 10 days after written notice thereof.

                (e)    Payment of the Purchase Price shall be in U.S. dollars, and shall be made the Closing Date by wire transfer of immediately available funds to an account or accounts specified by the Seller.

        SECTION 1.8.    Non-Transferable Assets.

                (a)    It is understood that the Seller may determine, in its reasonable discretion, that certain Assets (including, but not limited to, any manufacturers', contractors' and other warranties and guaranties, and one or more Assumed Contracts) may not be immediately transferable or assignable to the Buyer because any such attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or default thereof, cause or permit the acceleration or termination thereof or in any way materially and adversely affect the rights of the Seller or the Buyer thereunder or the rights of the Buyer to conduct all or any part of the Business in the manner currently conducted by the Seller (the "Non- Transferable Assets"), and this Agreement will not constitute an assignment of any such Non-Transferable Assets. In such event, except with respect to Government Contracts which are addressed in Section 5.7 hereof, (i) the Seller will grant to the Buyer full use and benefit of Seller's interest in the Non-Transferable Assets to the extent permitted by the terms of or applicable to such Non-Transferable Assets, it being the intent of the Parties that the Buyer will have the benefit of the Non-Transferable Assets as though it were the sole owner thereof, (ii) the Seller will use commercially reasonable efforts to preserve the value of the Non-Transferable Assets, (iii) the Seller will not transfer or assign the Non-Transferable Assets to any Person other than the Buyer or the Buyer's assigns, (iv) the Seller will transfer or assign the Non-Transferable Assets to the Buyer at the earliest date, if any, on which such transfer or assignment can be effected and (v) the Buyer will be responsible for obligations and liabilities relating to such Non-Transferable Assets as if they had been transferred or assigned to the Buyer in accordance with the terms of this Agreement. All costs and expenses incurred by the Seller in carrying out the foregoing clauses (i), (ii) and (iv) will be paid by the Seller.

                (b)    The Buyer shall (i) perform and fully pay and discharge all debts, obligations and liabilities in a timely manner with respect to any rights provided to the Buyer pursuant to Section 1.8(a) hereof and (ii) in accordance with Section 8.2 hereof, indemnify the Seller Indemnified Parties for any and all liabilities, costs or expenses arising from or in connection with the Buyer's failure to perform or discharge all debts, obligations and liabilities, as applicable, under any rights so transferred to the Buyer pursuant to Section 1.8(a) hereof.

        SECTION 1.9.    Certain Apportionments.

                For purposes of determining the liability of the Seller for Taxes with respect to the Business under Section 1.4(a) hereof, real and personal property Taxes with respect to the Assets for the taxable period which includes the Closing Date shall be prorated between the Seller and the Buyer, with such Taxes being borne by the Seller based on the ratio of the number of days in the relevant period prior to the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed, and such Taxes being borne by the Buyer based on the ratio of the number of days in the relevant period after the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

                The Seller represents and warrants to the Buyer as follows:

        SECTION 2.1.    Corporate Existence and Power; Qualification.

                The Seller is a corporation duly organized, validly existing and in good standing under the Law of its jurisdiction of organization and has all corporate power necessary to consummate the transactions contemplated hereby. The Seller has all power and authority to own, lease or otherwise hold the Assets and to carry on the Business as now conducted by it. The Seller is duly qualified to do business and is in good standing in each of the jurisdictions in which the Seller conducts the Business listed in Schedule 2.1 of the Seller Disclosure Schedules and there are no other jurisdictions in which the conduct of the Business or the ownership or lease of the Assets requires such qualification under applicable Law.

        SECTION 2.2.    Authorization.

                The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action on its part. This Agreement constitutes, and each other agreement executed and delivered or to be executed and delivered by the Seller pursuant to this Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

        SECTION 2.3. Consents.

                Except as set forth on Schedule 2.3 of the Seller Disclosure Schedules and except as required under the HSR Act, no material consent, approval, license, permit, order or authorization (each, a "Consent ") of, or registration, declaration or filing (each, a "Filing") with, any Governmental Entity which has not been obtained or made by the Seller is required for or in connection with the execution and delivery of this Agreement by the Seller, or the consummation by the Seller of the transactions contemplated hereby.

        SECTION 2.4.    Noncontravention.

                Except as set forth on Schedule 2.4 of the Seller Disclosure Schedules, the execution, delivery and performance of this Agreement by the Seller does not, and the consummation by the Seller of the transactions contemplated hereby will not, (a) violate any provision of the Certificate of Incorporation or Bylaws of the Seller, (b) subject to obtaining or making the Consents and/or Filings referred to in Section 2.3 hereof, conflict with or violate, in any material respect, any applicable Law or order of any Governmental Entity currently in effect with respect to the Business, (c) violate, in any material respect, any provision of, require any third party consents under or result in the termination of, any Contract or Intellectual Property of the Seller with respect to the Business or (d) result in the imposition of any Encumbrance upon any of the Assets pursuant to any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which the Seller is a party or by which the Seller is bound.

        SECTION 2.5.    Tangible Personal Property.

                Schedule 2.5 of the Seller Disclosure Schedules sets forth a list of items of Tangible Personal Property owned or leased by the Seller, which list (i) is limited to those items of Tangible Personal Property that Seller has been able to generate using its current financial accounting systems and capabilities and (ii) does not include leased office equipment, including, photocopy machines and similar office equipment, that is not directly used to manufacture products of the Business. The Tangible Personal Property owned by the Seller is free and clear of all Encumbrances other than Permitted Encumbrances. All of the Tangible Personal Property is located as set forth on Schedule 2.5 of the Seller Disclosure Schedules. The Tangible Personal Property is in reasonable working order and adequate for its intended use (ordinary wear and tear excepted).

        SECTION 2.6.    Financial Statements.

                (a)    Attached as Schedule 2.6(a) of the Seller Disclosure Schedules are the following financial statements: (i) the unaudited combined balance sheet of the Business as at December 31, 2001, December 31, 2002 and June 30, 2003 and (ii) the unaudited combined statements of operations of the Business for the periods ended December 31, 2001, December 31, 2002 and June 30, 2003 (such financial statements, the "Financial Statements").

                (b)    The Financial Statements have been prepared in accordance with GAAP consistently applied, with the exceptions thereto identified on Schedule 2.6(b) of the Seller Disclosure Schedules, throughout the periods covered thereby, and fairly present, in all material respects, the financial condition and results of operations of the Business, as of and for the periods to which they relate.

        SECTION 2.7.    Absence of Undisclosed Liabilities.

                The Business has no material debts, liabilities or obligations of any kind or nature whatsoever, whether or not accrued, fixed, contingent or otherwise, and whether known or unknown (including debts, liabilities or obligations that may arise following the Closing Date from events, facts or circumstances existing prior to or on the Closing Date) other than (a) liabilities reflected, accrued or reserved for in the Financial Statements; (b) liabilities or obligations disclosed in the Seller Disclosure Schedules; (c) liabilities or obligations incurred subsequent to June 30, 2003 in the ordinary course of business; (d) liabilities or obligations under this Agreement; and (e) liabilities not required to be disclosed on the Seller Disclosure Schedules due to materiality or threshold limitations.

        SECTION 2.8.    Sufficiency of Assets; Good Title.

                Except as set forth on Schedule 2.8 of the Seller Disclosure Schedules, the Business is conducted only through the Seller and the Assets constitute, as of the date hereof, all of the assets (whether tangible or intangible), rights and properties used or held for use in the conduct of the Business as currently conducted by the Seller. Upon the consummation of the transactions contemplated by this Agreement, the Seller will transfer good and valid title to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The bills of sale, deeds, assignments and other instruments to be executed and delivered to the Buyer by the Seller at the Closing will be valid and binding obligations of the Seller, enforceable in accordance with their terms.

        SECTION 2.9.    No Proceeding.

                Except as set forth on Schedule 2.9 of the Seller Disclosure Schedules, as of the date hereof, there are no Proceedings (including, but not limited to, any Proceeding under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors' relief Law, whether state or Federal, or for the appointment of a trustee, receiver, liquidator, assignee or similar official of the Seller or for a substantial part of the Seller's assets or property) against the Seller pending or, to the Knowledge of the Seller, threatened, with respect to the Assets or Business, involving a claim in excess of $100,000, nor are there any judgments, decrees or orders against or binding upon the Seller, enjoining it in respect of, or which would prohibit, restrict, or affect the Assets or the Business.

        SECTION 2.10.    Compliance with Applicable Laws.

                Except as set forth on Schedule 2.10 of the Seller Disclosure Schedules:

                (a)    The Business is being conducted, in all material respects, in compliance with all applicable Laws of all Governmental Entities having jurisdiction over the Seller with respect to the Business and the Assets and the Seller has not received written notice of any failure to so comply.

                (b)    The Seller has duly obtained all permits, concessions, grants, franchises, licenses and other authorizations and approvals of any Governmental Entity or any other Person (collectively, "Permits") necessary for the conduct of the Business; each Permit is in full force and effect; there are no Proceedings pending or, to the Knowledge of the Seller, threatened which would result in the revocation, cancellation, suspension or modification of any Permit.

                (c)    Notwithstanding the foregoing, all representations with respect to (i) Laws applicable to Business Employees are made solely and exclusively in Sections 2.12 and 2.13 hereof, (ii) Taxes are made solely and exclusively in Section 2.16 hereof and (iii) Environmental Laws are made solely and exclusively in Section 2.18 hereof.

        SECTION 2.11.    Material Contracts.

                (a)    Schedule 2.11(a) of the Seller Disclosure Schedules lists, as of the date hereof, all Contracts that relate to the Business and involve the annual payment or receipt of $200,000 or more (collectively the "Material Contracts"), including, but not limited to, any:

                        (i)    lease (i) for real property or (ii) for personal property involving annual payment or receipt of $200,000 or more;

                         (ii)    Contract for the purchase of materials, software, supplies, goods, services, equipment or other assets involving annual payment or receipt of $200,000 or more;

                         (iii)    sales, distribution or other similar Contract providing for the sale of materials, supplies, goods, services, equipment or other assets involving annual payment or receipt of $200,000 or more;

                         (iv)    partnership, joint venture or other similar agreement or arrangement;

                         (v)    Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                         (vi)    Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

                         (vii)    option, license (including any software license other than commercial-off-the-shelf licenses), franchise or similar Contract involving annual payment or receipt of $200,000 or more;

                         (viii)    agency, dealer, sales representative, marketing or other similar Contract involving annual payment or receipt of $200,000 or more;

                         (ix)     Contract pursuant to which the Seller has hired or retained a consultant involving annual payment or receipt of $200,000 or more;

                         (x)     Contract (not including indemnification of officers and directors) under which the Seller agrees to indemnify any Person other than in the ordinary course of business;

                         (xi)     Written product warranties made in the ordinary course of the Business;

                         (xii)     Contract relating to capital expenditures involving annual payment or receipt of $200,000 or more;

                         (xiii)     Contract that limits the freedom of the Seller in connection with the Business to compete in any line of business or with any Person or in any area to the extent such Contract continues to be binding with respect to the Business after the Closing Date;

                         (xiv)     Contract containing any material right of first refusal or similar right;

                         (xv)      Loss Contract;

                         (xvi)     Contract relating to the employment of any Business Employee; or

                         (xvii)     Contract that is in dispute involving amounts in excess of $200,000 of any nature including, but not limited to, a dispute relating to performance, scope change, pricing or Intellectual Property.

                (b)    True and correct copies of the Material Contracts have been made available to the Buyer. Each of the Material Contracts is valid and binding on the Seller, and to the Seller's Knowledge, is valid and binding on the other parties thereto. The Seller is not in default in any material respect under any of the Material Contracts and, to the Seller's Knowledge, none of the other parties thereto are in default thereunder in any material respect. Except as set forth on Schedule 2.11 of the Seller Disclosure Schedules, and to the Seller's Knowledge, each of the Material Contracts is in full force and effect.

        SECTION 2.12.    Benefit Plans.

                (a)    Schedule 2.12(a) of the Seller Disclosure Schedules sets forth (i) a list identifying each "employee pension benefit plan, " as defined in Section 3(2) of ERISA, including any "multiemployer plan, " as defined in Section 3(37) of ERISA, (the "Pension Plans"), (ii) a list identifying each "employee welfare benefit plan, " as defined in Section 3(1) of ERISA, (the "Welfare Plans ") and (iii) a list identifying all employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self- insured arrangements), workers' compensation, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit ("Benefit Arrangements"), under which any Business Employee has any present or future right to compensation or employee benefits or pursuant to which the Business could have any material liability. Collectively, the Pension Plans, the Welfare Plans and the Benefit Arrangements are hereafter referred to as the "Benefit Plans."

                (b)    The Seller has furnished or made available to the Buyer either (i) true and complete copies of the Benefit Plans or (ii) summaries of the terms of and benefits under the Benefit Plans. There has been no amendment to, written interpretation or announcement (whether or not written) by the Seller relating to, or change in employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of expense incurred in respect of such Benefit Plan for the most recent plan year with respect to Benefit Plans.

                (c)    Except as would not result in any material liability to the Buyer, each Benefit Plan has been maintained in compliance with its terms and the requirements prescribed by any and all Laws, including, but not limited to, ERISA and the Code, that are applicable to that Benefit Plan.

                (d)    Except as would not result in any material liability to the Buyer, each Pension Plan is "qualified" within the meaning of Section 401(a) of the Code, and has been qualified during the period from the date of its adoption to the date of this Agreement, and each trust created thereunder is tax-exempt under Section 501(a) of the Code.

                (e)    There are no pending or, to the Knowledge of the Seller, threatened Proceedings by any Business Employees or the beneficiaries, spouses or Representatives of any of them other than ordinary and usual claims for benefits by participants or beneficiaries, that could result in any material liability. If any of the actions described in this subsection are initiated prior to the Closing Date, the Seller will notify the Buyer of such action prior to the date of Closing.

                (f)    No material liability has been incurred by the Seller or by a trade or business, whether or not incorporated, which is deemed to be under common control or affiliated with the Seller within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") for any tax, penalty or other liability (including any liability to the Pension Benefit Guaranty Corporation other than for required premium payments) with respect to any Benefit Plan and no event has occurred and, to the Knowledge of the Seller, there exists no condition or set of circumstances that could reasonably be expected to result in the imposition of any such material liability.

                (g)    Except as set forth in Schedule 2.12(g) of the Seller Disclosure Schedules, no Benefit Plan provides material benefits, including, but not limited to, any severance or other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of the Seller beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law, (ii) death, disability or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the financial statements of the Seller or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

                (h)    No material amount is due from, or owed by, the Seller or any ERISA Affiliate on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

                (i)    The Seller has complied with, and satisfied, the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and all applicable regulations thereunder ("COBRA"), in all material respects, with respect to each Benefit Plan that is subject to the requirements of COBRA. Each Benefit Plan that is a group health plan, within the meaning of Section 9832(a) of the Code, has complied with and satisfied the applicable requirements of Sections 9801 and 9802 of the Code, in all material respects.

        SECTION 2.13.    Labor and Employment Matters.

                (a)    Seller has previously delivered and Buyer acknowledges receipt of schedules that identify each current Business Employee, his or her name, position or job title, base salary or wages, bonus (including the target cash bonus opportunity), in each case as of August 1, 2003.

                (b)    With respect to the Business Employees, the Seller is not a party to, or bound by, any collective bargaining agreement, shop floor agreement contract or other agreement or understanding with a labor union or labor organization.

                (c)    No Proceeding regarding any unfair labor practice or requiring the Seller with respect to the Business to bargain with any labor organization as to wages or conditions of employment involving the Business has been commenced nor is any such proceeding, to the Knowledge of the Seller, threatened.

                (d)    There is no strike, work stoppage, material dispute, lockout or other material labor controversy involving the Business pending or, to the Knowledge of the Seller, threatened (other than broad actions that are not targeted solely at the Seller with respect to the Business) and, with respect to the Business, the Seller has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the three years immediately preceding the date of this Agreement.

                (e)    To the Knowledge of the Seller, there is no organizational campaign being conducted and there is no pending or, to the Knowledge of the Seller, threatened petition before any governmental authority or other question as to the representation of any of the Business Employees, nor has there been any such activity at any time during the last three years immediately preceding the date of this Agreement.

                (f)    Except as set forth on Schedule 2.13(f) of the Seller Disclosure Schedules, there are no known, or to the Knowledge of the Seller, threatened claims or Proceedings against the Seller by Business Employees or former Business Employees for unpaid wages, wrongful termination, accidental injury or death, sexual or other unlawful harassment or discrimination or violation of any employment Laws.

                (g)    Except as set forth on Schedule 2.13(g) of the Seller Disclosure Schedules, the Seller with respect to the Business (i) is in compliance in all material respects with all applicable federal, state and local Laws respecting employment (including any Governmental Requirement of the Occupational Safety and Health Administration), employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to the Business Employees, (ii) has withheld all material amounts required by Law or by agreement to be withheld from wages, salaries and other payments to the Business Employees and (iii) has no material liability for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and the Seller has not received within the past three years any notice of failure to comply with any of these requirements that have not been rectified.

                (h)    The Seller has on file a valid Form I-9 for each current Business Employee hired by the Seller. To the Knowledge of the Seller, all Business Employees are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (iv) aliens who have been continually employed by the Seller since November 6, 1986. With respect to the Business Employees, the Seller has not been the subject of an immigration compliance or employment visit from, nor has the Seller been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Immigration and Naturalization Service.

                (i)    Except as set forth on Schedule 2.13(i) of the Seller Disclosure Schedules, the Seller has not terminated the employment of any Business Employee since April 15, 2003, excluding voluntary resignation and termination for cause. Schedule 2.13(i) of the Seller Disclosure Schedules states the number of Business Employees terminated by the Seller since April 15, 2003 and contains a complete and accurate list of the following information for each Business Employee who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by the Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours and (iii) the location to which the employee was assigned.

                (j)    With respect to the Business, the Seller is in compliance in all material respects with the WARN Act or any similar Law.

        SECTION 2.14.    Insurance.

                Schedule 2.14 of the Seller Disclosure Schedules contains a complete and accurate list of all current Insurance Policies and bonds maintained by the Seller, each of which relates specifically to the Business, excluding those policies issued to Northrop Grumman Corporation as a whole. All such Insurance Policies and bonds are, to the Knowledge of the Seller, valid and enforceable and in full force and effect (except as the enforceability of any such Insurance Policy may be limited by the insurer's bankruptcy, insolvency, moratorium and other similar Laws relating to or affecting creditors' rights generally or by general equitable principles), all premiums owing in respect thereof have been timely paid, and, as of the date hereof, the Seller has not received any written notice of any material premium increase or cancellation with respect to any such Insurance Policies or bonds. Schedule 2.14 of the Seller Disclosure Schedules also contains a list of all pending claims made by the Seller that relates to the Business.

        SECTION 2.15.    Intellectual Property.

                (a)    The Seller has right, title and interest in, or a license or similar right or authorization to use, all Intellectual Property used in connection with the Business or necessary for the operation of the Business as of the date hereof including, but not limited to, the trademarks "Silencer," "East," "We speak the language of light" and "Poly-Twist" and the domain name "polysci.com" (the "Business Intellectual Property").

                (b)    Schedule 2.15 of the Seller Disclosure Schedules identifies (i) each patent, trademark and trademark registration which has been issued to the Seller with respect to any Business Intellectual Property; and (ii) each pending patent application and pending trademark application for registration which the Seller has made with respect to any Intellectual Property in connection with the Business. The Seller has made available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Except as set forth on Schedule 2.15 of the Seller Disclosure Schedules, with respect to each item of Intellectual Property identified or required to be identified on such schedule: (i) the Seller possesses all right, title and interest in and to the item, free and clear of any Encumbrances other than Permitted Encumbrances, (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, and (iii) no Proceeding is pending or, to the Knowledge of the Seller, threatened which challenges the legality, validity, enforceability, use or ownership of the item.

                (c)    Except as set forth on Schedule 2.15(c) of the Seller Disclosure Schedules, (i) to Knowledge of the Seller, the Seller has not in connection with the Business interfered with, infringed upon, or misappropriated any Intellectual Property rights of third parties, and the Seller has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party) which has not been resolved and (ii) to the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Business Intellectual Property.

        SECTION 2.16.    Taxes and Tax Matters.

                Except as set forth on Schedule 2.16 of the Seller Disclosure Schedules:

                (a)    All Business Tax Returns required to be filed by the Seller have been duly and timely filed (taking into account applicable extensions) and all such Business Tax Returns are true, correct and complete, in each case. All Taxes with respect to the Business which are due or claimed to be due by any Taxing authority (without regard to whether or not such Taxes are shown as due on any Business Tax Returns) have been paid or adequate reserves (in conformity with GAAP consistently applied) have been established in the Financial Statements for the payment of such Taxes.

                (b)    There is no Proceeding, audit, investigation or claim pending or, to the Knowledge of the Seller, threatened in respect of any Taxes relating to the Business for which the Seller is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Seller, threatened.

                (c)    The Seller is not subject to a Contract relating to the sharing, allocation or payment of, or indemnity for, Taxes relating to the Business.

                (d)    The Seller has complied in all material respects with all rules and regulations relating to the withholding of Taxes relating to the Business.

        SECTION 2.17. Real Property.

                (a)    The Seller has good and marketable title to the real properties owned by the Seller and used to conduct the Business set forth on Schedule 2.17(a) of the Seller Disclosure

Schedules (the "Owned Real Property") free and clear of any Encumbrances, except for Permitted Encumbrances.

                (b)    Each real estate lease, sublease, or other occupancy agreement (each, a "Lease") with respect to real property leased by the Seller in connection with the Business (the "Leased Real Property" is listed on Schedule 2.17(b) of the Seller Disclosure Schedules and each Lease is in full force and effect and all rent and other material sums and charges payable thereunder are current and the Seller is not in default in any material respect with respect thereto. The Leased Real Property, together with the Owned Real Property and all buildings and other structures and improvements located thereon and all rights, privileges, interests, easements and appurtenances thereunto, are collectively referred to in this Agreement as the "Real Property".

                (c)    The Real Property constitutes all real property used or occupied by the Seller in connection with the Business. Except as set forth on Schedule 2.17(c) of the Seller Disclosure Schedules, (i) the Seller enjoys peaceful and undisturbed possession of the Leased Real Property, (ii) the Seller's interest in the Real Property is not subject to any commitment for sale to, or use by, any Person other than the Seller and (iii) the Seller's interest in the Real Property is not subject to any Encumbrance (other than a Permitted Encumbrance) which interferes with or impairs, in any material respect, the transferability or present and continued use thereof in the usual and normal conduct of the Business. There are no condemnation or eminent domain proceedings pending or, to the Knowledge of the Seller, threatened against the Seller's interest in the Real Property or any part thereof.

                (d)    Except as set forth on Schedule 2.17(d) of the Seller Disclosure Schedules, there are no existing or, to the Knowledge of the Seller, threatened, general or special assessments affecting the Seller's interest in the Real Property or any portion thereof. The Seller has not received written notice of, nor does the Seller have any Knowledge of, any pending or threatened Proceeding or investigation before any Governmental Entity which relates to the ownership, maintenance, use or operation of the Seller's interest in the Real Property. The buildings and improvements on the Real Property (including, but not limited to, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a reasonable state of repair.

        SECTION 2.18.    Environmental Matters.

                Except as set forth on Schedule 2.18 of the Seller Disclosure Schedules:

                (a)    Except as would not result in any material liability to the Buyer and except with respect to the environmental matters subject to Section 2.18(c) below, the Seller (with respect to the Business) is in compliance with all applicable Environmental Laws and all Environmental Permits.

                (b)    Except as would not result in any material liability to the Buyer, no Real Property has previously been used (i) for the storage, treatment, or disposal of any Regulated Substance in violation of any applicable Environmental Law or Environmental Permit, (ii) as a landfill or other waste disposal site in violation of any applicable Environmental Law or

Environmental Permit, or (iii) for the storage or handling of petroleum or petroleum based products in violation of any applicable Environmental Law or Environmental Permit.

                (c)    Except as would not result in any material liability to the Buyer, to the Knowledge of the Seller, the soil, subsoil, bedrock, surface water, and groundwater of the Real Property are free of any Regulated Substance (other than any Regulated Substance that occurs naturally to the extent it occurs naturally) requiring Remedial Activities.

                (d)    The Seller has not received any written notice or inquiry from any Governmental Entity, operator, tenant, subtenant, licensee, or occupant of the Real Property or any property adjacent to or within the immediate vicinity of the Real Property or any other Person with regard to a Re lease or the threat of a Release of any Regulated Substance allegedly requiring Remedial Activities on, at, or from the Real Property.

                (e)    Except as would not result in any material liability to the Buyer, there are no (i) consent orders, decrees, judgments, or other orders or directives, in each case, of any Governmental Entity, relating to the ownership, use or operation of the Assets or the Real Property that require any Remedial Activities or capital expenditure in order for the Assets or the Real Property to be in compliance with any applicable Environmental Law or Environmental Permit or (ii) agreements with third parties containing express indemnification obligations with respect to Environmental Conditions at the Real Property.

                (f)    Except as would not result in any material liability to the Buyer, there are no notices, liens, or Proceedings, pending or, to the Knowledge of the Seller, threatened, that could cause the incurrence of expenses or costs of any type or that seek money damages, injunctive relief, remedial action, or any other remedy, that arise out of, relate to, or result from (i) any applicable Environmental Law (including, but not limited to, a claim that the Seller is or may be a potentially responsible person or otherwise liable in connection with any Release or threat of Release of any Regulated Substance at any place at any time), (ii) any non-compliance or alleged non-compliance with any Environmental Permit, or (iii) human exposure to any Regulated Substance arising out of the condition of the Assets or the Real Property or the ownership, use, operation, sale, transfer or conveyance thereof.

                (g)    To the Knowledge of the Seller, Schedule 2.18 of the Seller Disclosure Schedules lists all Phase I and/or Phase II or other environmental site assessments (other than with respect to such assessments relating to the Murphy Facility, for which the Seller has listed the most recent material assessments), the most recent environmental audits and all material reports and documents (including, all material correspondence to and from public authorities and all material filings with public authorities), in each case in the Seller's possession or control relating to compliance with Environmental Laws with respect to the Business or relating to the presence of any Regulated Substances on, at, under or migrating from or onto the soil, subsoil, bedrock, surface water and/or groundwater of any of the Real Property.

                (h)    Notwithstanding any other provision herein, this Section 2.18 contains the exclusive representations of the Seller concerning matters arising under Environmental Law.

        SECTION 2.19.    Brokers and Intermediaries.

                The Seller has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated hereby who would be entitled to a broker's, finder's, adviser's, intermediary's or similar fee or commission in connection therewith or upon the consummation thereof from the Buyer.

        SECTION 2.20.    Absence of Certain Payments.

                In the past five (5) years, neither the Seller nor any of its Affiliates have with respect to the Business (a) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar Law, regulation or decree, directive or order of any Governmental Entity or (b) without limiting the generality of the preceding clause (a), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures, in each case, relating to political activity to officials of any Governmental Entity. In the past five (5) years, neither the Seller nor any of its Affiliates has accepted or received any unlawful contributions, payments, gifts or expenditures with respect to the Business.

        SECTION 2.21.    Transactions with Affiliates.

                Except as set forth on Schedule 2.21 of the Seller Disclosure Schedules and except with respect to obligations or transactions involving amounts of less than $200,000, Schedule 2.21 of the Seller Disclosure Schedules sets forth a list of all existing obligations and transactions involving the products manufactured and sold by the Business between the Seller and any of the Seller's Affiliates. All such transactions are on an arm's- length basis providing for substantially the same payment and performance terms as would reasonably be expected to be negotiated with an independent third party.

        SECTION 2.22.    Inventory.

                Except as set forth on Schedule 2.22 of the Seller Disclosure Schedules, (a) the Inventory is in good and merchantable condition in all material respects and consists only of items of a quality and quantity, net of reserves, commercially usable and salable in the ordinary course of the Business, (b) the Inventory is not damaged, obsolete or excess, net of reserves, and is reasonably related to the normal demands of the Business in all material respects, (c) all of the Inventory is owned by the Seller free and clear of any Encumbrance other than Permitted Encumbrances and is located at the Real Property, (d) none of the Inventory is on consignment and (e) the Inventory as reflected in the Financial Statements has been valued in accordance with GAAP consistently applied.

        SECTION 2.23.    Accounts Payable and Notes Payable; Accruals.

                The Accounts Payable, the Notes Payable and the accruals reflected on the Financial Statements have arisen in bona fide arm's- length transactions in the ordinary course of business. There are no unpaid invoices or bills representing amounts alleged to be owed by the Seller in connection with the Business or the Assets involving amounts in excess of $100,000 which have accrued in the twelve (12) months, which the Seller has disputed or determined to dispute or refuse to pay.

        SECTION 2.24.    Accounts Receivable.

                All of the Accounts Receivable are bona fide receivables, are reflected on the books and records of the Seller and arose in the ordinary course of the Business. All Accounts Receivable are expected to be collected in excess of amounts set aside as reserves on the Seller's balance sheet for uncollected Accounts Receivables. Except as set forth on Schedule 2.24 of the Seller Disclosure Schedules, there are no Encumbrances on the Accounts Receivable and to the Seller's Knowledge, there is no right of offset against any of the Accounts Receivable and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable, except in the ordinary course of business.

        SECTION 2.25.    Suppliers and Customers.

                Except as set forth on Schedule 2.25 of the Seller Disclosure Schedules, no supplier or customer of the Business has provided written notice to the Seller that such supplier or customer currently intends to terminate its relationship with the Seller, and to the Seller's Knowledge, (i) no such supplier or customer intends to terminate such relationship and (ii) there is no material dispute with any such supplier or customer. To the Knowledge of the Seller, the Seller has good business relationships with each such supplier and customer of the Business and, to the Knowledge of the Seller, the consummation of a sale of the Business will not be reasonably likely to disrupt the existing relationships with any such supplier or customer.

        SECTION 2.26.    Business Records.

                All material Business Records for the past six (6) years have not been destroyed and are available to Buyer upon its request, at Buyer's expense and subject to applicable Governmental Requirements and/or contractual prohibitions or limitations. In addition, all such Business Records relating to periods prior to such six- year period which the Seller is required to maintain (including, but not limited to, personnel records and information relevant to current or future tax filings) have not been destroyed and are available upon request, subject to applicable Governmental Requirements and/or contractual prohibitions or limitations.

        SECTION 2.27.    Absence of Certain Changes.

                Except as set forth on Schedule 2.27 of the Seller Disclosure Schedules, since June 30, 2003, Seller has conducted the Business only in the ordinary course of business. Except as set forth on Schedule 2.27 of the Seller Disclosure Schedules, since June 30, 2003, there has not been any:

(a)	Business Material Adverse Effect;
(b)	increase in the compensation of or granting of bonuses payable or to become payable by the Seller to any officer or employee of the Business, other than annual increases or bonuses consistent with the Seller's past practices;

                (c)    sale or transfer by the Seller of any tangible or intangible asset of the Business, any mortgage or pledge or creation of any Encumbrance relating to any such asset, any lease of real property or equipment in connection with the Business, or any cancellation of any debt or claim in connection with the Business, except in the ordinary course of business;

                (d)    other material transaction not in the ordinary course of the Business; or

                (e)    change in accounting methods or principles of the Business.

        SECTION 2.28.    Products; Product Warranties; Product Recalls.

                (a)    Schedule 2.28 of the Seller Disclosure Schedules contains the form of product warranty initially provided to prospective purchasers of products produced or sold by the Seller in connection with the Business at any time during the three- year period preceding the date of this Agreement.

                (b)    Schedule 2.28 of the Seller Disclosure Schedules sets forth a true and complete list of (i) all products manufactured, marketed or sold by the Seller that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past seven (7) years (for purposes of this Section 2.28, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (ii) all Proceedings (whether completed or pending) at any time during the past seven (7) years seeking the recall, withdrawal, suspension or seizure of any product sold by the Seller in connection with the Business.

                (c)    Except as provided in any of the standard product warranties described in paragraph (a) of this Section 2.28 and as otherwise set forth on Schedule 2.28 of the Seller Disclosure Schedules, the Seller has not sold any products or services which are subject to an extended warranty of the Seller beyond twelve (12) months and which warranty has not yet expired.

                (d)    Within the past seven (7) years, there have not been any written, publicly-available statements, citations or decisions by any Governmental Entity or regulatory body or any product testing laboratory stating that any product of the Seller is unsafe or fails to meet any standards, whether mandatory or voluntary, promulgated by such governmental or regulatory body or testing laboratory, nor, within the past seven (7) years, have there been any mandatory or voluntary recalls, field fix or retrofit of any product of the Seller.

                (e)    To the Knowledge of the Seller, there are no defects in, or replacement of, any products manufactured, distributed or sold by the Seller in connection with the Business during the past seven (7) years which would give rise to any material claim in excess of amounts set aside as reserves on the Seller's balance sheet for such type of claims.

        SECTION 2.29.    Government Contracts.

                (a)    Government Contract Compliance. With respect to each Government Contract identified on Schedule 2.29(a) of the Seller Disclosure Schedules and except as set forth on Section 2.29(a) of the Seller Disclosure Schedules, (i) the Seller has complied in all material respects with all terms and conditions of all such Government Contracts, including all clauses, provisions and requirements incorporated expressly by reference therein, (ii) the Seller has complied in all material respects with all requirements of all Laws and agreements pertaining to any such Government Contract, (iii) as of the date of this Agreement, neither the United States government nor any prime contractor, subcontractor or other Person has notified the Seller in writing that the Seller has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any such Government Contract in any material respect, (iv) the Seller has not received any written notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to any such Government Contract, (v) as of the date of this Agreement, other than in the ordinary course of business, no cost incurred by the Seller pertaining to any such Government Contract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Entity and (vi) as of the date of this Agreement, no payments due to the Seller pertaining to any such Government Contracts have been withheld or set off, nor has any written claim been made to withhold or set off money, and the Seller is entitled to all payments received to date with respect thereto.

                (b)    Investigation and Audits. Except as set forth on Schedule 2.29(b) of the Seller Disclosure Schedules, to the Knowledge of the Seller, neither the Seller or any director, officer, employee, consultant or other Representative of the Seller is or since January 1, 1998 has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity or any audit or investigation by the Seller with respect to any alleged act or omission arising under or relating to any Government Contract, offer or bid identified on Schedule 2.29(a) of the Seller Disclosure Schedules; and (ii) the Seller has made no voluntary disclosure with respect to any alleged irregularity, mischarging, misstatement or omission arising under or related to any Government Contract, offer or bid identified on Schedule 2.29(a) of the Seller Disclosure Schedules that has led or would be reasonably likely to lead, either before or after the Closing Date, to any of the consequences set forth in clauses (i) or (ii) above or any other damage, penalty assessment, recoupment or payment or disallowance of cost.

                (c)    Claims and Disputes. Except as set forth on Schedule 2.29(c) of the Seller Disclosure Schedules, there are no material outstanding claims against the Seller, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract, offer or bid identified on Schedule 2.29(a) of the Seller Disclosure Schedules.

                (d)    No Suspension or Debarment. Except as set forth on Schedule 2.29(d) of the Seller Disclosure Schedules, with respect to the Business, neither the Seller nor any director, officer or employee of the Seller has been suspended, proposed for disbarment or debarred from participation in the award of any Government Contract, offer or bid with the United States government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain Government Contracts due to generally applicable bidding requirements). To the Knowledge of the Seller, there exists no facts or circumstances that would be reasonably likely to result in the institution of suspension or debarment Proceedings or the finding of nonresponsibility or ineligibility on the part of the Seller or any of its directors, officers or employees.

        SECTION 2.30.    Loss Contracts. Except as set forth on Schedule 2.30 of the Seller Disclosure Schedules, the Seller is not a party to any Contract where, to the Knowledge of the Seller, the cost of completion of such contract would be reasonably expected to exceed the balance of monies (net of reserves set aside on the June 30, 2003 balance sheet of the Business for such type of losses) to be paid by a customer or other Person to the Seller under such Contract (each a "Loss Contract").

        SECTION 2.31.    Supply Arrangements. Except as set forth on Schedule 2.31 of the Seller Disclosure Schedules, none of the Seller's Affiliates supply the Seller with goods or services in connection with the Business.

        SECTION 2.32.    Export Control Regulations.

                (a)    Schedule 2.32(a) of the Seller Disclosure Schedules contains a true and complete list of all active, pending and proposed export licenses issued by the United States Government for the products exported by the Seller.

                (b)    Schedule 2.32(b) of the Seller Disclosure Schedules contains a true and complete list of all voluntary written disclosures made that are currently open for submission to the U.S. Government with respect to import and export matters.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE BUYER

                The Buyer hereby represents and warrants to the Seller as follows:

        SECTION 3.1.    Corporate Existence and Power.

                The Buyer is a corporation duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization and has all corporate power necessary to consummate the transactions contemplated hereby.

        SECTION 3.2.    Authorization.

                The execution, delivery and performance by the Buyer of this Agreement and consummation by the Buyer of the transactions contemplated hereby are within the Buyer's corporate powers and have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes, and each other agreement executed and delivered or to be executed and delivered by the Buyer pursuant to this Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors'

rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

        SECTION 3.3.    Consents.

                Except as required (i) under the HSR Act or (ii) pursuant to the provisions set forth in Section 5.7 hereof, no material Consent or Filing with any Governmental Entity which has not been obtained or made by the Buyer or the Seller is required for or in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby.

        SECTION 3.4.    Noncontravention.

                The execution, delivery and performance of this Agreement by the Buyer do not, and the consummation by the Buyer of the transactions contemplated hereby will not, (a) violate any provision of the organizational documents of the Buyer, (b) subject to obtaining or making the Consents and/or Filings referred to in Section 3.3 hereof, conflict with or violate any applicable Law or order of any Governmental Entity currently in effect with respect to the Buyer or (c) to the Knowledge of the Buyer, violate in any material respect any provision of, require any third party consents under or result in the termination of any material obligation of the Buyer, except in the case of clauses (a) and (b) above, for any deviations which would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

        SECTION 3.5.    Litigation.

                There are no Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer or the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or Governmental Entity, domestic or foreign, except for Proceedings that would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby. The Buyer is not (i) operating under or subject to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity, except for orders, awards, writs, injunctions, decrees, judgments or defaults that would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

        SECTION 3.6.    Funds.

                The Buyer has available, and will have available on the Closing Date, funds sufficient to pay the Purchase Price and to pay or otherwise discharge the Assumed Liabilities.

        SECTION 3.7.    Brokers and Intermediaries.

                The Buyer has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated hereby who would be entitled to a broker's,

finder's, adviser's, intermediary's or similar fee or commission in the connection therewith or upon consummation thereof from the Seller.

        SECTION 3.8.    No Inducement or Reliance; Independent Assessment.

                (a)    The Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Seller or its Affiliates (or their officers, directors, employees, agents or representatives) that are not expressly set forth herein (including the Seller Disclosure Schedules), whether or not any such representations, warranties or statements were made in writing or orally.

                (b)    The Buyer acknowledges that none of the Seller or its Affiliates (or their officers, directors, employees, agents or representatives) makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Business or its profitability for the Buyer, or with respect to any forecasts, projections or business plans made available to the Buyer in connection with the Buyer's review of the Business.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

        SECTION 4.1.    Conduct of the Business.

                (a)    The Seller hereby covenants and agrees that, from the date hereof until the Closing Date, unless contemplated hereby or consented to in writing by the Buyer (which consent will not be unreasonably withheld or delayed), the Seller shall, except to the extent compelled by applicable Law:

(i)	operate the Business in the usual, regular and ordinary course of business;
(ii)	maintain the Assets in good operating condition and repair;
(iii)	pay its accounts payable and pay and perform its other obligations when they become due and payable in the ordinary course of business consistent with prior practice, or when required to be performed, as the case may be, and in each case only as such actions relate to the Business; and

(iv)	maintain the Business Records in the usual, regular and ordinary manner on a basis consistent with past practice.

                (b)    Except with respect to the Retained Liabilities and Excluded Assets, the Seller hereby covenants and agrees that, from the date hereof until the Closing Date, unless contemplated hereby or consented to in writing by the Buyer (which consent will not be unreasonably withheld or delayed), the Seller shall not, except to the extent compelled by applicable Law:

(i)

divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, any Assets other than (A) transfers of Excluded Assets to the Seller or its Affiliates, without any consideration paid or payable, (B) in the ordinary course of business or (C) Permitted Encumbrances;

(ii)

grant any increase in compensation to any Business Employee whose annual compensation (base salary plus bonus but excluding benefits) exceeds $50,000 or increase in any material respect the employee benefits of any such employee other than routine increases made in the ordinary course of business;

(iii)	enter into any employment contract with any Business Employee;
(iv)	enter into or amend any collective bargaining or union Contract covering the Business Employees;
(v)

modify or amend any Material Contract or Assumed Contract or enter into any new Contracts with respect to the Business involving payments and expected costs in excess of $100,000 other than in the ordinary course of business (provided, that the Seller shall be permitted to convert certain existing intracompany work orders into third party contracts on substantially similar terms);

(vi)	make any change to the accounting methods, principles or practices of the Business, except as set forth on Schedule 4.1(b)(vi) of the Seller Disclosure Schedule s;
(vii)	institute, settle or agree to settle any Proceeding (whether pending or threatened) relating to the Business;
(viii)

transfer or grant any right under, or enter into any settlement regarding the breach or infringement of, any Business Intellectual Property, or modify any existing right with respect thereto except in the ordinary course of business;

(ix)	grant or extend any power of attorney relating to the Business, other than in the ordinary course of business;
(x)

make any commitment for capital expenditures or capital additions or improvements relating to the Business (including software) under which payment or expenditure obligations exceeding $100,000 in the aggregate will remain outstanding as of the Closing Date;

(xi)	give any early payment or other discount on or compromise any Account Receivable other than the ordinary course of business;
(xii)	enter into any Loss Contract; or
(xiii)	otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing.

        SECTION 4.2.    Access and Information.

     From the date hereof to the Closing Date, the Seller shall, subject to applicable Law, (a) afford to the Buyer and its Representatives reasonable access during normal business hours, subject to reasonable advance notice, to all of the properties, Business Records and personnel with respect to the Business, (b) furnish promptly to the Buyer and its Representatives all information in the Seller's possession concerning the Business as the Buyer or its Representatives may reasonably request, (c) permit Buyer and each Representative of Buyer reasonable access, during normal business hours, subject to reasonable advance notice, to inspect any of the Assets and Real Property and (d) permit Buyer to contact, during normal business hours, subject to reasonable advance notice, the Seller's top ten (10) vendors and customers in terms of amounts paid or received in the past twelve (12) months, with such access granted upon such terms and conditions as the Seller shall reasonably determine. In no event shall the Buyer or its Representatives be permitted to conduct Phase II assessments or any other sampling or testing of soil and/or surface or groundwater at, on or under any Real Property prior to the Closing Date. The Seller shall not be required to provide access to or to disclose information where such access or disclosure would be prohibited or otherwise limited by Law or agreement.

ARTICLE V
ADDITIONAL ACTIONS AND AGREEMENTS

        SECTION 5.1.    Appropriate Action; Consents; Filings.

     (a)    Upon the terms and subject to the conditions set forth herein, from the date hereof until the Closing Date, the Seller and the Buyer shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and to assist and cooperate with the other Party in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby as promptly as practicable, including (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated hereby, and to carry out fully the purposes of, this Agreement, (ii) making all necessary Filings, and thereafter making any other required submissions, with respect to the transactions contemplated hereby required under the HSR Act and (iii) using commercially reasonable best efforts to obtain all Consents of any Governmental Entity or third party necessary for the consummation of the transactions contemplated hereby; provided, however, that the Seller shall not be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third-party. In addition to the foregoing, the Buyer agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose consent or approval is sought in connection with the transactions contemplated hereby. The Buyer and the Seller shall cooperate with each other in connection with the making of any Filings in accordance with this Section 5.1(a), including providing copies of all such documents to the non- filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. All fees payable to any Governmental Entity in connection with the Filings pursuant to this Section 5.1(a) shall be paid by the Buyer. The Seller and the Buyer shall furnish to each other all information required for any application or other Filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated hereby.

     (b)    From the date hereof until the Closing Date, the Parties shall promptly notify each other in writing of any pending or, to the Knowledge of the Seller or the Buyer, as applicable, threatened Proceeding by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of the Buyer to own or operate all or any portion of the Assets or the Business. The Parties shall cooperate with each other in defending any such Proceeding including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

        SECTION 5.2.    Public Announcements.

     The initial press release regarding the transactions contemplated hereby shall be mutually agreed upon by the Seller and the Buyer. No Party shall issue or make any subsequent press release or other public statement with respect to the transactions contemplated hereby without the prior written approval of the other Parties, except as may be required by Law or applicable stock exchange regulation.

        SECTION 5.3.    Employee Matters.

     (a)    Prior to the Closing Date, but effective as of the Closing, the Buyer shall make offers of employment to all of the Active Business Employees (each such Active Business Employee, upon accepting an offer of employment from the Buyer, a "Transferred Employee"). For a period of eighteen (18) months following the Closing Date, as Inactive Business Employees are able to return to active employment, the Buyer shall make offers of employment to each such returning Inactive Business Employee, and each such Inactive Business Employee shall, upon accepting an offer of employment from the Buyer, be a Transferred Employee for the purposes of this Agreement. The Closing Date and any such later date upon which a Business Employee accepts employment with the Buyer shall be referred to herein as a "Buyer Employment Date." Each such offer of employment required by this Section 5.3(a) shall be communicated in a writing, the form of which shall be mutually agreed to by the Seller and the Buyer and shall include base salary or base wages and a target cash bonus opportunity which are, in the aggregate, and not on an individual basis, no less favorable than those provided to Transferred Employees prior to the applicable Buyer Employment Date. Nothing in this

Agreement shall limit the right of the Buyer to terminate the employment of any Transferred Employee following the applicable Buyer Employment Date. The Buyer shall ho nor any recall rights of any individual whose employment relates primarily to the Business in accordance with any applicable policies of the Seller with respect to such individual immediately prior to the Closing Date; provided, however, that the Buyer shall only be obligated to honor such recall rights with respect to any individual for up to one year after the date that such individual's employment is terminated. Any individual so recalled shall, from and after the date of such recall, be a Transferred Employee for purposes of this Agreement.

     (b)    Subject to Section 5.3(d) hereof, as of the first day following the applicable Buyer Employment Date, each Transferred Employee shall be permitted to participate in plans, programs and arrangements of the Buyer and its Affiliates relating to compensation and employee benefits (each, a "Buyer Benefit Plan"). Without limiting the generality of the foregoing, for a period of not less than two (2) years following the applicable Buyer Employment Date, the Buyer shall provide, or shall cause to be provided, to the Transferred Employee, compensation and employee benefits that are, in the aggregate and not on an individual basis, not less favorable than those provided to the Transferred Employees immediately before the Closing Date.

     (c)    The Buyer agrees to provide, or cause to be provided, severance benefits to any Transferred Employee whose employment with the Buyer is terminated due to a layoff due to lack of work (including, but not limited to, a termination of employment by a Transferred Employee following a relocation of such Transferred Employee's work location of more than fifty miles) within a period of one (1) year following the applicable Buyer Employment Date substantially equivalent to the severance benefits (including COBRA coverage) such Transferred Employee would have been entitled to under the Northrop Grumman Corporation May 2002 Severance Plan for Exempt and Non-Exempt Employees of the Component Technologies Sector or the Northrop Grumman Corporation May 2002 Severance Plan for Director Level Employees of the Component Technologies Sector (a list of Business Employees who are eligible for benefits under the Northrop Grumman Corporation May 2002 Severance Plan for Director Level Employees of the Component Technologies Sector has been previously furnished to the Buyer), each as amended or extended from time to time prior to the Closing together, (the "Severance Plan"), as applicable, except to the extent that the provision of such severance benefits would result in a duplication of benefits, and provided that such Transferred Employee executes a separation agreement and general release in a form substantially similar to the form of Confidential Separation Agreement and General Release that accompanies the Severance Plan. For the purposes of determining the amount of benefits due from the Buyer to any Transferred Employee pursuant to this Section 5.3(c), the Buyer shall take into account all years of service that such Transferred Employee was credited with by the Seller as of the applicable Buyer Employment Date and all years of such Transferred Employee's service with the Buyer after the applicable Buyer Employment Date. Notwithstanding anything in this Section 5.3(c) to the contrary, the provisions of this Section 5.3(c) shall not apply to any Transferred Employee who has entered into a Special Incentive Arrangement with the Northrop Grumman Corporation if such Transferred Employee's employment with the Buyer is terminated on or before July 31, 2004.

     (d)    For purposes under the Buyer Benefit Plans, each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited before the applicable Buyer Employment Date under any comparable Benefit Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Benefit Plans in which such Transferred Employee participated immediately before the applicable Buyer Employment Date; and (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, the Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Transferred Employee and his or her covered dependents, and the Buyer shall cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Benefit Plan ending on the date such Transferred Employee's participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan. For purposes of clause (ii) of the preceding sentence, the Buyer shall take all steps necessary such that each of the applicable Buyer Benefit Plans constitutes "another group health plan" for purposes of Treas. Reg. § 54.4980B-7 Q&A 2.

     (e)    The Buyer shall assume all liabilities and obligations to provide future COBRA continuation coverage for Transferred Employees pursuant to (and in accordance with the terms of) the agreements set forth on Schedule 5.3(e) of the Seller Disclosure Schedules.

     (f)    The Seller shall be solely responsible for any notices required to be given under, and otherwise comply with, the Workers Adjustment and Retraining Notification Act ("WARN ") or similar laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Seller with respect to its employees on or before the Closing Date. The Buyer shall be solely responsible for any notices required to be given under, and otherwise comply with, WARN or similar laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Buyer with respect to the Transferred Employees after the Closing Date. Notwithstanding anything in this Agreement to the contrary, the Buyer shall be solely responsible for any and all liability that may arise under WARN or similar laws or regulations as a result of the Buyer's failure to offer employment to all of the Business Employees.

     (g)    The Buyer agrees to provide the Transferred Employees with post-retirement health care coverage on the same terms as the Seller's post-retirement health care coverage described in Schedule 2.12(g) of the Seller Disclosure Schedules. Notwithstanding anything in this Section 5.3(g) to the contrary, the Seller shall be responsible for any post-retirement health and life insurance benefits to those former employees of the Seller who retired prior to the Closing Date.

     (h)    The Seller agrees that on the Closing Date each Business Employee will be fully vested under the terms of the Benefit Plans.

     (i)    The Buyer shall assume the obligations of the Seller and/or its Affiliates to furnish Forms W-2 to Transferred Employees for the calendar year in which the Closing Date occurs. To the extent reasonably practicable, the Seller shall provide the Buyer with any information not available to the Buyer relating to periods ending on the Closing Date necessary for the Buyer to prepare and distribute Forms W-2 to Transferred Employees for the calendar year in which the Closing Date occurs, which Forms W-2 will include all remuneration earned by Transferred Employees during such year, and the Buyer will prepare and distribute such forms.

        SECTION 5.4.    Preservation of Business Records.

For a period of six (6) years from the Closing Date, or such additional time as may be required by any Law, Contract or Government Contract:

(a)    Neither Party may dispose of or destroy any of the Business Records relating to periods prior to the Closing without first offering to turn over possession thereof to the other Party by written notice to the other Party at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b)    Each Party shall allow the other Party and its agents access to all Business Records on reasonable notice and at reasonable times at such Party's principal place of business or at any location where any Business Records are stored, and the other Party shall have the right, at its own expense, to make copies of any Business Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of any Party's business.

(c)    Each Party shall make available to the other Party upon reasonable notice to the other Party and at reasonable times and upon written request (i) such Party's personnel to assist the other Party in locating and obtaining any Business Records, and (ii) any of such Party's personnel whose assistance or participation is reasonably required by the other Party or any of its Affiliates in anticipation of, or preparation for, existing or future litigation or other matters in which the other Party or any of its Affiliates are involved. Each Party shall reimburse any other Party for such Party's reasonable out-of-pocket expenses incurred, and the compensation to be paid to such Party's personnel in performing, the covenants contained in this Section 5.4.

        SECTION 5.5. Mail; Payments.

(a)    The Seller authorizes and empowers the Buyer on and after the Closing Date to receive and open all mail and other communications received by the Buyer relating to the Business and to deal with the contents of such communications in good faith and in a proper manner. The Seller shall promptly deliver to the Buyer any mail or other communication received by the Seller after the Closing Date pertaining to the Business.

(b)    The Seller shall promptly pay or deliver to the Buyer any monies or checks which have been mistakenly sent after the Closing Date by customers to the Seller and which should have been sent to the Buyer.

(c)    The Seller agrees that the Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by the Buyer in respect of any note or account receivable transferred to the Buyer pursuant to this Agreement and the Seller shall furnish the Buyer such evidence of this authority as the Buyer may request.

(d)    The Buyer shall promptly pay or deliver to the Seller any monies or checks which have been mistakenly sent after the Closing Date to the Buyer and which should have been sent to the Seller.

        SECTION 5.6.    Intellectual Property Assignments; Retained License; Use of Trademarks.

(a)    The Seller shall execute and deliver the Intellectual Property Assignments at the Closing. Recordation of such assignments with the appropriate government offices and any related fees or expenses shall be solely the responsibility of the Buyer.

(b)    The Buyer will promptly and in any event within one hundred eighty (180) days following the Closing Date, remove or obliterate "Northrop Grumman, " "Litton" or any Excluded Mark from its signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and other materials, and the Buyer shall not, put into use after the Closing Date any such materials not in existence on the Closing Date that bear any such mark; provided, however, that if such materials are used by the Buyer during such one hundred eighty (180) day period, the Buyer shall conspicuously note thereon that ownership of the Business has transferred to the Buyer. The Seller on behalf of itself and its Affiliates hereby grants to the Buyer a personal, royalty- free right (i) for a period of one year following the Closing Date to continue to use tools, dies and molds only in the form used in the operation of the Business as of the Closing Date to cause the marks "Northrop Grumman" or "Litton" to be cast, struck or molded into the products currently being produced by or for the Business and (ii) for a period of one year following the Closing Date to sell products manufactured with the use of such tools, dies and molds prior to the end of such one year period, provided that (A) the Seller shall have the right to take commercially reasonable actions as are reasonably necessary or appropriate to protect its rights in such names during such periods (including reasonable and customary inspection upon advance written notice and quality approval rights), and (B) the Buyer shall phase out the use of such marks as soon as is reasonably practicable, and, in particular, shall remove the cast for such marks from each such tool, die, or mold on the first occasion after the Closing Date when such tool, die or mold is refurbished.

(c)    The Business Intellectual Property to be transferred pursuant to this Agreement shall be subject to a retained, irrevocable, worldwide, perpetual, non-exclusive, fully-paid, royalty- free license to the Seller and its Affiliates (the "Retained License"). Subject to the next sentence, such license shall include, without limitation, the right to make and have made, use and have used (including operate and maintain), import, sell and offer to sell, or otherwise dispose of, in any manner and to any Person, any products and perform or have performed any method, process or service, in each case which are covered by or otherwise utilized in any manner by any Business Intellectual Property transferred to the Buyer, including without limitation the right to practice any method or process for use in the manufacture of such products or to provide or have provided such services. Notwithstanding the foregoing, the Seller shall not have the right to use any Business Intellectual Property covered by the Retained License in connection with any business that, directly or indirectly, competes with the Business as conducted as of the Closing Date.

(d)    Without limiting the provisions of this Section 5.6, at any time within seven (7) years after the Closing Date, to the extent that the Seller discovers any Intellectual Property which was inadvertently or otherwise mistakenly transferred to the Buyer and such Intellectual Property is not used in the Business and is necessary for the Seller to continue operating its business, the Buyer shall cooperate with the Seller and shall execute and deliver any instruments of transfer or assignment necessary to transfer and assign such Intellectual Property back to the Seller, or otherwise re-vest in the Seller title to such Intellectual Property. If any such discovered Intellectual Property is used in the Business, then such Intellectual Property shall be covered by the Retained License granted to the Seller pursuant to the terms of Section 5.6(c). The Seller shall be responsible for reasonable costs relating to the preparation and the filing or other recordation or any instruments of transfer or recordation incident to such re-vestment.

        SECTION 5.7.    Novation of Government Contracts.

(a)    As soon as practicable following the Closing, the Buyer shall prepare (with the Seller's assistance), in accordance with Federal Acquisition Regulations Part 42, Section 42.12 and any applicable agency regulations or policies, a written request meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, Section 42.1202(a)), which shall be submitted by the Seller to each Responsible Contracting Officer, for the U.S. Government to (i) recognize the Buyer as the Seller's successors in interest to all Government Contracts which Assumed Contracts are and (ii) to enter into a novation agreement substantially in the form of Exhibit F (a "Novation Agreement"), pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of the Seller's rights, titles and interests in and to, and all of the Seller's obligations and liabilities under, each such assumed Government Contract shall be validly conveyed, transferred and assigned and novated to the Buyer by all parties thereto. The Buyer shall provide to the Seller promptly any information regarding the Buyer reasonably required in connection with such request and the Seller shall execute and deliver a special limited power of attorney substantially in the form of Exhibit G. The Seller and the Buyer shall each use commercially reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreement, including responding to any reasonable requests for information by the U.S. Government with regard to such Novation Agreement; provided, however, that the Seller shall not be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third-party.

(b)    Notwithstanding anything to the contrary contained herein, the Seller shall not have any liability with respect to any Government Contract that the Buyer does not assume under this Agreement or that cannot be validly conveyed, transferred and assigned and novated to the Buyer by all parties thereto and the Seller shall, in accordance with Section 8.2 hereof, indemnify the Buyer Indemnified Parties for any and all liabilities in connection with any such Government Contracts that are not assumed by the Buyer.

        SECTION 5.8.    Confidentiality.

The Parties covenant and agree that neither they nor any of their respective Affiliates or Representatives shall at any time disclose, directly or indirectly, any of the terms or conditions of this Agreement, except (a) with the other Party's prior written consent, (b) if the disclosure thereof is required by applicable Law, regulation, legal process or stock exchange regulation, in which case the disclosing Party shall give prior written notice to the non-disclosing Party of such required disclosure, (c) in connection with the enforcement of its rights or satisfaction of their obligations hereunder or (d) in connection with the Buyer Registration Statement (or any supplement, amendment or prospectus related thereto), to the extent such disclosure is required under the rules and regulations of the SEC, in which case the Buyer shall give prior written notice to the Seller of such disclosure. Notwithstanding anything to the contrary contained in this Agreement, the Parties and/or their respective Affiliates (and each Representative of the Parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure.

        SECTION 5.9.    Non-Solicitation.

(a)    As an inducement for the Buyer to enter into this Agreement and for the consideration to be paid to the Seller under this Agreement, the Seller agrees that for the period beginning on the Closing Date and ending two (2) years thereafter, the Seller shall not (i) for its own benefit or on behalf of any other Person, induce or attempt to induce any customer, supplier, licensee or other business relation of the Buyer or any Affiliate thereof to cease doing business with the Buyer or any Affiliate thereof, with respect to the business activities currently conducted by the Business; or (ii) without the Buyer's prior written consent, employ or solicit the employment of any Transferred Employee until six (6) months after such individual's employment relationship with the Buyer or any Affiliate thereof has been terminated; provided that the foregoing shall not limit or restrict general solicitations of employment in a newspaper advertisement or other similar means not directed at Transferred Employees.

(b)    The Seller acknowledges and agrees that the restrictions in this Section 5.9 are reasonable, legitimate and fair to the Seller in light of the Buyer's purchase of the Assets pursuant to this Agreement. Seller agrees that the consideration it has received pursuant to this Agreement is full and adequate compensation for its covenants in this Section 5.9. If at the time of enforcement of this Section 5.9, a court holds that the restrictions contained in this Section 5.9 are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographic area reasonable under such circumstances shall be used.

(c)    Seller (i) acknowledges that the failure of the Seller to comply with any provision of this Section 5.9 will cause the Buyer irrevocable harm and that a remedy at law for such failure would be an inadequate remedy for the Buyer and (ii) consents to the Buyer's obtaining from a court having jurisdiction specific performance, an injunction, a restraining order or any other equitable relief in order to enforce such compliance. The Buyer's right to obtain such equitable relief shall be in addition to any other remedy to which the Buyer is entitled under applicable Law (including, but not limited to, monetary damages).

        SECTION 5.10.    Matters Relating to Owned Real Property.

(a)    With respect to the Owned Real Property, the Seller will obtain the title insurance commitments, policies, and riders in preparation for the Closing in the most recent form of ALTA Owner's Policy of Title Insurance and issued by a title insurer reasonably satisfactory to the Buyer, providing title insurance to the Buyer at standard rates (without additional premiums) subject only to the Permitted Encumbrances, standard title exceptions and the exceptions set forth on the title insurance commitments previously delivered by the Seller to the Buyer, and in such amount as the Buyer reasonably may determine to be the fair market value of the Owned Real Property (including all improvements located thereon).

(b)    With respect to each parcel of Owned Real Property, the Seller will procure in preparation for the Closing a current survey of such parcel of Owned Real Property certified to the Buyer, prepared by a licensed surveyor and conforming in all material respects to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads.

        SECTION 5.11.    Remittance of Accounts Receivable.

After the Closing Date, any payment received by the Seller in respect of the Accounts Receivable shall be remitted to the Buyer within five (5) Business Days of the Seller's receipt of such payment.

        SECTION 5.12.    Insurance Claims with Respect to Assumed Liabilities.

(a)    In the event that, after the Closing, the Buyer suffers any loss with respect to an Assumed Liability, arising out of a third party claim or otherwise, that the Buyer notifies the Seller would be covered by any insurance policy maintained by or for the benefit of the Seller or any asset used in the Business (an "Insured Claim"), the Seller shall present and diligently prosecute a claim for payment under such policy in respect of such loss (but only to the extent of the Assumed Liabilities), and pay to the Buyer the proceeds of such claim under such policy as reimbursement in respect of the amount of such loss, subject to the provisions of this Section 5.12.

(b)    The Seller shall not be obligated to present or prosecute any claim under any such insurance policy with respect to any Insured Claim unless (i) such Insured Claim is based upon bodily injury, property damage, wrongful or other acts or another condition or event that arose or occurred (as determined under the applicable insurance policy) prior to the Closing, and (ii) the Buyer cooperates fully at its expense with the Seller's insurers in the investigation of such Insured Claim and (in the case of any Insured Claim arising out of a third-party claim) the defense thereof.

        SECTION 5.13.    Transition Services.

The Seller shall keep existing phone (local and long distance) and wide area network services in place for a maximum period of one (1) year after the Closing Date to the extent permitted by such carriers and service providers. The Seller shall invoice the Buyer for such services at the actual cost to the Seller the n in effect without any markups or increases in fees (unless they are a result of increases for the same services by service providers or carriers). The Buyer shall notify the Seller in writing thirty (30) days in advance of the date when it proposes to switch such services over to the Buyer's service providers or carriers following which date the Seller shall no longer provide the Buyer with such services. In addition, in those cases where the Seller maintains router programming or other configurations for any of these systems, the Seller will continue such maintenance for a maximum period of one (1) year after the Closing Date. The Buyer shall notify the Seller in writing thirty (30) days in advance of the date upon which such service will no longer be required. The Seller shall provide the Buyer with information on phone services as of the Closing Date and wide area network services as of the Closing Date as the Buyer may reasonably request and which the Seller can reasonably provide, such as traffic data, configuration specifications and programming, service provider contact names and contact information, and contact names of appropriate Seller support personnel and technicians, other than the Transferred Employees. Where necessary, the Seller and the Buyer shall use commercially reasonable efforts to cooperate and to facilitate the cutovers of circuits and services so that the operations of the Business are not adversely affected in any material respect. If telephone and/or wide area network services are not transitioned by the Buyer by the first anniversary of the Closing Date, the covenants set forth in this Section 5.13 shall automatically terminate and the Seller shall have no further obligations to the Buyer under this Section 5.13.

        SECTION 5.14.    Additional Information for SEC Filings.

For two (2) years following the Closing Date, the Seller shall cooperate with the Buyer in good faith with respect to any financial data relating to the Business required to be included in any registration statement or other document required to be filed by the Buyer with the United States Securities and Exchange Commission (the "SEC ") and which would be commercially reasonable for the Seller to provide to the Buyer. The Buyer shall pay or reimburse, as the case may be, the Seller and/or its Affiliates for any reasonable out-of-pocket expenses incurred in complying with this Section 5.14 which the Seller and/or its Affiliates would not have incurred but for the requirements of this Section 5.14.

        SECTION 5.15.    Software Audit.

Prior to the Closing the Seller shall perform an audit of the software licenses used in connection with the Business to determine if the Seller has enough licenses for the number of seats being used in the Business and, if any deficiencies are discovered by the Seller, the Seller shall correct such deficiencies by purchasing any necessary additional software licenses and by paying any penalties or other costs associated with the correction of any such deficiencies.

        SECTION 5.16.    Supply Arrangements. The Seller shall cause the current supply arrangements with certain of its Affiliates as described on Schedule 2.31 of the Seller Disclosure Schedules to remain in effect in a manner consistent with past practice until the earlier of (i) two (2) years following the Closing Date, (ii) when any such Affiliate shall no longer be an Affiliate of the Seller or (iii) when any such Affiliate shall no longer manufacture the products that are the subject of such supply arrangements.

        SECTION 5.17.    Transfer of Czech Assets. The Seller agrees that, if requested by the Buyer at any time during the eighteen (18) month period following the Closing Date, the Seller shall use its good faith efforts to assist in transferring the Czech Assets to the Buyer, free and clear of any Encumbrances (other than Permitted Encumbrances), for no additional consideration; provided, that the Buyer shall pay or reimburse the Seller and/or its Affiliates for all costs, fees and expenses incurred in connection with such transfer.

        SECTION 5.18.    Transfer of Lockbox Account. The Seller shall use good faith efforts to transfer to the Buyer the lockbox account of the Business on the books of the JPMorgan Chase Bank at the Closing.

        SECTION 5.19.    Accountant Consent. The Seller shall use commercially reasonable efforts to have the Seller's independent accountants deliver to the Buyer, from time to time, written consents to the inclusion of the Audit Opinion in any document to be filed by the Buyer with the SEC.

ARTICLE VI
CONDITIONS PRECEDENT

        SECTION 6.1. Conditions to Obligations of Each Party Under This Agreement.

The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by agreement of the Parties, in whole or in part, to the extent permitted by applicable Law.

(a)    No Injunction. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby; provided, however, that each of the Parties shall use its best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

(b)    HSR Act. The applicable waiting period with respect to the transactions contemplated hereby, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(c)    Manufacturing License Agreement. The Manufacturing Agreement shall be modified to reflect those changes previously discussed by the Buyer and the Seller, and the parties agree to use good faith efforts in this regard.

        SECTION 6.2.    Additional Conditions to Obligations of the Buyer.

The obligations of the Buyer to effect the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Buyer in writing, in whole or in part, to the extent permitted by applicable Law:

(a)    Representations and Warranties. The representations and warranties of the Seller contained in Article II hereof shall be true and correct when made and on the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of that date), except to the extent that any failures of such representations and warranties to be so true and correct, would not, individually or in the aggregate, have a Business Material Adverse Effect.

(b)    Agreements and Covenants. The Seller shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

(c)    Officer's Certificate. The Seller shall have delivered to the Buyer a certificate executed by the Seller's duly authorized officer certifying that the conditions set forth in Sections 6.2(a) and (b) hereof have been satisfied.

(d)    Execution and Delivery of Required Documents. The Seller shall have executed and delivered to the Buyer all of the documents that the Seller is required to execute and deliver to the Buyer pursuant to Section 1.7(b).

(e)    Consents, Approvals, Filings and Assignments. The consents, authorizations and approvals required for the assignment of the Contracts and Business Intellectual Property listed on Schedule 6.2(e) of the Seller Disclosure Schedules shall have been obtained.

(f)    Audited Financial Statements. The Seller shall have completed and delivered to the Buyer an audited balance sheet relating to the Business as of December 31, 2002 and an audited income statement and statement of cash flows relating to the Business for the one-year period ended December 31, 2002, which audited financial statements shall have, in each case, been prepared in accordance with GAAP consistently applied (the "Additional Financial Statements"). The Seller shall have also delivered an unqualified opinion (except for a qualification relating to the physical taking of inventory) from the Seller's independent accountants with respect to the Additional Financial Statements (the "Audit Opinion").

        SECTION 6.3.    Additional Conditions to Obligations of the Seller.

The obligations of the Seller to effect the transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived by the Seller in writing, in whole or in part, to the extent permitted by applicable Law:

(a)    Representations and Warranties. The representations and warranties of the Buyer contained in Article III hereof shall be true and correct when made and on the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct as of that date), except to the extent that any failures of such representations and warranties to be so true and correct, would not, individually or in the aggregate, have a material adverse effect on the business operations, assets or liabilities of the Seller or the ability of the Buyer to consummate the transactions contemplated hereby.

(b)    Agreements and Covenants. The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    Officer's Certificate. The Buyer shall have delivered to the Seller a certificate executed on its behalf by its duly authorized officer certifying that the conditions set forth in Sections 6.3(a) and (b) hereof have been satisfied.

ARTICLE VII
TERMINATION

        SECTION 7.1.    Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written agreement of the Parties; or

(b) by written notice from the Buyer of termination pursuant to Section 9.11 (Risk of Loss); or

(c) by written notice by either the Buyer or the Seller, by the terminating Party to the other Party, if:

     (i) the transactions contemplated hereby shall not have been consummated by 5:00 p.m., New York City time on December 15, 2003 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(c)(i) shall not be available to any Party whose breach of any provision of this Agreement has resulted in the failure of the transactions contemplated hereby to occur on or before the End Date;

     (ii) there shall be any Law that makes consummation of all of the transactions contemplated hereby illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Buyer or the Seller from consummating all of the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall have become final and nonappealable and, prior to such termination, the Parties shall have used their respective commercially reasonable best efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree;

(d)    by written notice from the Buyer, if a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth herein shall have occurred, is not cured within thirty (30) days after written notice thereof from the Buyer to the Seller would cause the conditions set forth in Section 6.2(a) or (b) hereof not to be satisfied, and such condition shall be incapable of being satisfied by the End Date; or

(e)    by written notice from the Seller, if a breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth herein shall have occurred, is not cured within thirty (30) days after written notice thereof from the Seller to the Buyer, would cause the conditions set forth in Section 6.3(a) or (b) hereof not to be satisfied, and such condition shall be incapable of being satisfied by the End Date.

        SECTION 7.2.    Effect of Termination.

Termination of this Agreement pursuant to Section 7.1 hereof shall terminate all rights and obligations of the Parties hereunder and this Agreement shall become void and have no force or effect. Notwithstanding the foregoing, termination of this Agreement shall not affect in any way the continuing obligation of the Parties under Section 9.8 relating to expenses or discharge any Party from liability for its willful breach of a representation or warranty or any breach of a covenant made in this Agreement.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

        SECTION 8.1.    Survival of Representations, Warranties and Covenants.

The representations and warranties of the Seller and of the Buyer contained in this Agreement shall, without regard to any investigation made by any Party, survive the Closing Date until eighteen (18) months thereafter; provided, however, that the representations and warranties made (a) in Sections 2.2 and 3.2 (Authorization), 2.3 and 3.3 (Consents), 2.4 and 3.4 (Noncontravention), and 2.8 (Sufficiency of and Title to the Assets) shall survive the Closing Date indefinitely, (b) in Section 2.16 (Taxes) shall survive the Closing Date until thirty (30) days after the expiration of all applicable statutes of limitation, (c) in Section 2.7 (Absence of Undisclosed Liabilities) shall survive the Closing Date until two (2) years thereafter, (d) in Section 2.15 (Intellectual Property) shall survive the Closing Date until three (3) years thereafter and (e) Section 2.18 (Environmental) shall survive the Closing Date until seven (7) years thereafter. The covenants and agreements of the Parties contained in this Agreement, including, but not limited to, those relating to indemnification in this Article VIII, shall survive the Closing Date until they have been fully satisfied or otherwise discharged.

        SECTION 8.2.    Indemnification.

(a)    Indemnification. If the Closing shall occur, and subject to the provisions of this Section 8.2, (i) the Seller hereby agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses which are incurred or suffered by the Buyer Indemnified Parties or any of them by reason of a Buyer Indemnification Event and (ii) the Buyer hereby agrees to indemnify the Seller Indemnified Parties from and against any and all Losses which are incurred or suffered by the Seller Indemnified Parties or any of them by reason of a Seller Indemnification Event.

(b)    Definitions. For purposes of this Article VIII the following terms shall have the meanings set forth below:

(i)

a "Buyer Indemnification Event " is (A) the failure of any representation or warranty made by the Seller in Article II to be true and correct as of the date made without giving effect to any qualification relating to materiality contained in such representation or warranty, (B) the breach or non-fulfillment in any respect of any covenant or agreement made by the Seller in this Agreement or in any agreement, instrument or other writing delivered to the Buyer in connection with this Agreement that survives the Closing, or (C) any Losses by any of the Buyer Indemnified Parties relating to, arising from or in connection with any of the Retained Liabilities;

(ii)

a "Seller Indemnification Event" is (A) the failure of any representation or warranty made by the Buyer in Article III to be true and correct as of the date made without giving effect to any qualification relating to materiality or Business Material Adverse Effect contained in such representation or warranty, (B) the breach or non- fulfillment of any covenant or agreement made by the Buyer in this Agreement or in any agreement, instrument or other writing delivered to the Seller in connection with this Agreement that survives the Closing, (C) any Losses by any of the Seller Indemnified Parties relating to, arising from or in connection with the Assumed Liabilities (except to the extent the Seller has expressly indemnified the Buyer Indemnified Parties hereunder), (D) any Losses by any of the Seller Indemnified Parties relating to, arising from or in connection with any contracts the benefits of which have been transferred to the Buyer under the terms of Sections 1.8(a) or 5.7 hereto or (E) any Losses by any of the Seller Indemnified Parties relating to, arising from or in connection with the Buyer's exercise of its rights pursuant to Section 5.6(b);

(iii)	an "Indemnification Event " is either a Buyer Indemnification Event or a Seller Indemnification Event as the context may require;

(iv)

an "Indemnification Notice" is a written notice in reasonable detail delivered to the Seller Indemnified Parties by the Buyer, or to the Buyer Indemnified Parties by the Seller, as applicable, stating a demand for indemnification in accordance with this Section 8.2; and

(v)

"Losses" are any and all losses, damages, liabilities, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) actually sustained, suffered or incurred by the Party seeking indemnification as a result of any Indemnification Event (net of any indemnification recovered from third parties, insurance proceeds and Tax benefits associated with such Losses); provided, however, that Losses shall not include (y) consequential damages, special damages, punitive damages, or lost profits or (z) any amounts which have been taken into account in calculation of any Purchase Price Adjustment.

(c)    Deductible. The Seller shall not indemnify the Buyer Indemnified Parties, and the Buyer Indemnified Parties shall not be entitled to recover any amount for any Buyer Indemnification Events, until and unless the amount which the Buyer Indemnified Parties are entitled to recover in respect of such claims exceeds, in the aggregate, $50,000 (the "Deminimus Deductible "), in which event, subject to the following sentence, the entire amount which the Buyer Indemnified Parties are entitled to recover in respect of such claims shall be payable from the first dollar of loss. Subject to the Deminimus Deductible, the Seller shall not indemnify the Buyer Indemnified Parties, and the Buyer Indemnified Parties shall not be entitled to recover any amount for any Buyer Indemnification Events, until and unless the amount which the Buyer Indemnified Parties are entitled to recover in respect of such claims exceeds either (i) $1,500,000 for any Buyer Indemnification Event arising out of a single fact or event or (ii) $3,000,000, in the aggregate, for any one or more Buyer Indemnification Events (each a "Threshold Deductible") in which event the Seller shall only be liable for that portion of the Losses which result from any Buyer Indemnification Events to the extent in excess of the applicable Threshold Deductible. No Losses in respect of a claim based on a Buyer Indemnification Event shall be included in determining whether the Threshold Deductible has been reached unless an Indemnification Notice seeking indemnification for such Losses has been given by the Buyer Indemnified Parties to the Seller in accordance with this Section 8.2 and such Losses have been determined by the Seller in its reasonable judgment to result from an Indemnification Event.

(d)    Cap. The maximum aggregate amount recoverable by the Buyer Indemnified Parties for any and all Buyer Indemnification Events under this Section 8.2 shall in the aggregate be equal to $31,600,000.

(e)    Exceptions to Threshold Deductible. The Threshold Deductibles will not be applicable to any Losses (and such Losses will be automatically paid from the first dollar of Loss, except as provided otherwise in this Agreement) incurred by any Buyer Indemnified Party as a result of (i) the breach by the Seller or non- fulfillment of any covenant or agreement of the Seller in this Agreement; (ii) the Seller's non-payment of any of the Retained Liabilities; and (iii)

the breach of any representation made by the Seller in this Agreement with respect to the Buyer's title to the Assets.

(f)    Procedure.

(i)

In the event that a Party shall incur or suffer any Losses (or shall reasonably anticipate that it shall suffer any Losses) in respect of which indemnification may be sought by such Party (an "Indemnified Party") pursuant to the provisions of this Section 8.2 from any other Party or Parties (each, an "Indemnifying Party"), the Indemnified Party shall submit to the Indemnifying Party an Indemnification Notice stating the nature and basis of such claim.
In the case of Losses arising by reason of any third-party claim, the Indemnification Notice shall be given within thirty (30) days of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Indemnification Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby.

(ii)

The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation in the Indemnified Party's possession (A) that is not privileged and is reasonably necessary and (B) that is critical (whether or not privileged) to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

(iii)

In the case of third-party claims with respect to which an
Indemnification Notice is given, the Indemnifying Party shall have the option (A) to conduct any Proceedings or negotiations in connection therewith, (B) to take all other steps to settle or defend any such claim and (C) to employ counsel of the Indemnifying Party's choosing to contest any such claim in the name of the Indemnified Party or otherwise; provided, that unless a settlement of a claim contains an unconditional release of the Indemnified Party, no settlement shall be effected without the advance written consent of the Indemnified Party (which consent shall not be unreasonably withheld). The Indemnified Party shall be entitled to participate at its own expense and by its own counsel in any Proceedings relating to any third-party claim, and the Indemnified Party shall be entitled to participate with counsel of its own choice at the expense of the Indemnifying Party if representation of both

Parties by the same counsel presents a conflict of interest or is otherwise inappropriate under applicable standards of professional conduct. The Indemnifying Party shall, within thirty (30) days of receipt of the Indemnification Notice, notify the Indemnified Party of its intention to assume the defense of any such claim. Until the Indemnified Party has received notice of the Indemnifying Party's election whether to defend any such claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, or shall fail to notify the Indemnified Party within thirty (30) days after receipt of the Indemnification Notice of the Indemnifying Party's election to defend such claim, the Indemnified Party shall defend such claim. The expenses of all Proceedings, in respect of any such claims (other than those incurred by the Indemnified Party which are referred to in the second sentence of this subparagraph (iii)) shall be borne by the Indemnifying Party but only if the Indemnifying Party is responsible pursuant hereto to indemnify the Indemnified Party in respect of such claim and, if applicable, only to the extent required by this Section 8.2. Regardless of which Party shall assume the defense of the claim, the Parties agree to cooperate fully with one another in connection therewith.
(iv)	(A) Notwithstanding the foregoing, the Seller shall have the right (at its option) to control the defense and resolution (including, without limitation, any Remedial Activities) of all matters in connection with Murphy Environmental Conditions. No compromise or settlement in respect of any such matters may be reached by the Seller without the Buyer's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event the Seller elects not to control the defense and resolution of all such matters, the Buyer shall control such defense and resolution with counsel and consultant selected by the Buyer reasonably acceptable to the Seller, and no compromise or settlement in respect of any such matters may be reached by the Buyer without the Seller's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(B) The Buyer or the Seller, as the case may be, with respect to the defense and resolution of all matters in connection with Murphy Environmental Conditions that are managed and controlled by the other, shall have the right to (i) review in advance and provide comments on any documents proposed to be submitted to governmental authorities or other third parties; and (ii) participate in any meetings or material negotiations with any third party (excluding counsel, consultants or other experts retained by the controlling party) and be provided with reasonable advance notice of the same.
(C) With respect to the defense and resolution of all matters in connection with Murphy Environmental Conditions, the Buyer shall cooperate fully with all reasonable requests of the Seller, including, without limitation: (1) providing (w) access to the Murphy Facility; (x) business records, data and information; (y) utilities, maintenance and site security or other similar services; (z) environmental services (including, without limitation, sampling performed by plant employees); and (2) complying with the provisions of any agreement with, or order by, any Governmental Entity relating to the ongoing operation of the Business (including, without limitation, any provisions requiring notification and approval prior to any change in use); and (3) executing any and all submissions, filings, applications, recordings and deed notices as may be reasonably necessary or appropriate to assist the Seller in addressing Murphy Environmental Conditions in a Commercially Reasonable Manner.

(D) In connection with Murphy Environmental Conditions, the Buyer and the Seller, as the case may be, shall act only in a "Commercially Reasonable Manner," which shall mean the lowest cost methods for Remedial Activities determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to achieve compliance with Environmental Laws (it being understood that such Commercially Reasonable Manner shall include, where appropriate, the use of risk-based remedies, institutional or engineering controls, or deed restrictions, provided such controls do not unreasonably interfere with Buyer's use of the Murphy Facility for industrial purposes or Buyer's ability to conduct the Business in the manner conducted as of the Closing Date).

(E) The Seller shall have no indemnification obligations under this Section 8.2 to the extent indemnified Losses result, in whole in part, from (1) any intrusive investigation, sampling or testing performed by the Buyer (or its Representatives), except where such investigation, sampling or testing is required at any of the Real Property (other than the Murphy Facility) by any of the Buyer's institutional lenders in connection with the transactions contemplated by this Agreement; or (2) notification, report or disclosure to a third party (other than any of the Buyer's institutional lenders in connection with the transaction contemplated by this Agreement), except where such notification, report or disclosure is required by Environmental Law.

(g)    No Limitation on Right to Contest. Nothing in this Section 8.2 shall be construed as a limitation on the Indemnifying Party's right to contest in good faith whether the Indemnified Party is entitled to indemnification pursuant to this Section 8.2 with respect to a particular claim.

(h)    Sole Remedy. If the Closing shall occur, except with respect to acts of fraud, the indemnification provided for in this Section 8.2 shall be the sole and exclusive remedy of the Buyer Indemnified Parties, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated hereby, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein. Without limiting the generality of the foregoing, except with respect to acts of fraud, the Buyer understands and agrees that the indemnification obligations of the Seller provided for in this Section 8.2 shall constitute the sole and exclusive remedy of the Buyer Indemnified Parties with respect to any matters or claims arising under Environmental Laws, and the Buyer hereby waives, and unconditionally releases the Seller Indemnified Parties from, any rights and remedies that the Buyer Indemnified Parties may otherwise have against the Seller Indemnified Parties under any Environmental Law, including, without limitation, any claims for contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq., or common law relating to Regulated Substances or the protection of the environment.

(i)    Subrogation. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Section 8.2, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third-parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnifying Party.

(j)    Right of Setoff. Each Party shall have the right to setoff against any amounts or obligations owing to the other Party with respect to any obligations to which any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, may be entitled to under this Agreement.

(k)    Disclosure Schedules. From the date hereof through the Closing Date, the Seller shall have the right to modify, amend and/or supplement the Seller Disclosure Schedules with respect to facts or events arising following the date of this Agreement by delivering any such modifications, amendments and/or supplements to the Buyer in writing. For purposes of determining whether the conditions to Closing in Article VI are satisfied, the Seller Disclosure Schedules shall only be deemed to include the information contained therein on the date hereof. For purposes of determining whether the Seller is subject to any claim for indemnification under this Section 8.2 following the Closing Date for a breach of any representation or warranty under this Agreement, the Seller Disclosure Schedules shall be deemed to include the information contained therein on the date hereof and such other information as may be set forth in any modification, amendment and/or supplement to the Seller Disclosure Schedules delivered by the Seller to the Buyer pursuant to this Section 8.2(k).

(l)    Right to Indemnification. Subject to any accurate updates which may be delivered pursuant to Section 8.2(k) of this Agreement, the right to indemnification under this Section 8.2 for breach of the representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any knowledge acquired at any time by any independent investigation with respect to the accuracy or inaccuracy of any such representation or warranty.

ARTICLE IX
MISCELLANEOUS

        SECTION 9.1.    Independence of Covenants and Representations and Warranties.

All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

        SECTION 9.2.    Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses:

If to the Buyer:

Moog Inc.
                   Seneca & Jamison Road
                   East Aurora, New York 14052
                   Attention: President
                   Telecopier: (716) 687-5465

With a copy (which shall not constitute notice) to:

Hodgson Russ LLP
                   One M&T Plaza
                   Buffalo, New York 14203
                   Attention: John B. Drenning, Esq.
                   Telecopier: (716) 849-0349

If to the Seller:

                1840 Century Park East
                Los Angeles, CA 90067-2199
                Attention: Corporate Vice President and General Counsel
                Telecopier: (310) 553-2076

                Solely for the purpose of Section 1.5(e) hereof:

                1840 Century Park East
                Los Angeles, CA 90067-2199
                Attention: Assistant Treasurer
                Telecopier: (310) 201-3088

                With a copy (which shall not constitute notice) to:

                Fried, Frank, Harris, Shriver & Jacobson
                One New York Plaza
                New York, NY 10004
                Attention: David N. Shine, Esq.
                Telecopier: (212) 859-4000

        SECTION 9.3.    Headings.

The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.4.    Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 9.5.    Entire Agreement.

This Agreement (together with the Exhibits, the Seller Disclosure Schedules, the Buyer Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties (and their Affiliates) and supersede all prior agreements and undertakings, both written and oral, among the Parties (and their Affiliates), or any of them, with respect to the subject matter hereof.

        SECTION 9.6.    Assignment.

This Agreement shall not be assigned by operation of Law or otherwise by a Party without the prior written consent of the other Party, which may be withheld in either Party's sole discretion.

        SECTION 9.7.    Parties in Interest.

This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each Party and their respective successors and permitted assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 9.8.    Expenses.

All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that any dispute among the Parties results in litigation, arbitration, mediation or any other contest, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party with respect to this Agreement, including, but not limited to, reasonable attorney's fees and expenses.

        SECTION 9.9.    Governing Law; Consent to Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York applicable to contracts to be fully performed therein. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the U.S., in each case located in the Borough of Manhattan, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth herein shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement and the transactions contemplated hereby in the courts of the State of New York or the U.S., in each case, located in the Borough of Manhattan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

        SECTION 9.10.    Counterparts; Facsimile Signature.

This Agreement may be executed and delivered in one or more counterparts, and by the Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any Party may execute this Agreement by facsimile signature and the other Parties will be entitled to rely upon such facsimile signature as conclusive evidence that this Agreement has been duly executed by such Party.

        SECTION 9.11.    Risk of Loss.

Risk of loss with respect to any of the Assets shall be borne by the Seller at all times prior to the Closing and shall pass to the Buyer only upon transfer to the Buyer at Closing of valid title to the Assets. If any of the Real Property or any of the Tangible Personal Property is lost, damaged or destroyed by fire, theft, casualty or any other cause or causes prior to the Closing (each a "Casualty"), the Seller shall promptly notify the Buyer in writing of such Casualty and the details thereof and shall answer promptly any reasonable requests from Buyer for details or information. The Buyer shall thereafter proceed with the Closing, except that in the event of a Casualty to the Real Property or the Tangible Personal Property, the Purchase Price shall be reduced by the dollar amount (based upon replacement value as mutually agreed by the Buyer and the Seller) of the Casualty loss (and any insurance proceeds received or receivable as a result of such Casualty shall be payable to the Seller); provided, however, that if such Casualty(ies) is in an aggregate amount in excess of $10,000,000 from the date hereof through the Closing Date or materially interferes with the operation of the Business, the Buyer may terminate this Agreement by written notice to the Seller.

        SECTION 9.12.    Further Assurances.

The Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the transactions contemplated hereby.

        SECTION 9.13.    Amendment.

This Agreement may be amended by the Parties at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the Parties.

        SECTION 9.14.    Waiver.

The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 9.15.    Bulk Transfer Laws.

The Parties hereby waive compliance with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Assets.

        SECTION 9.16.    Waiver of Jury Trial.

Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby.

        SECTION 9.17.    Rules of Construction.

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include," "includes," and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation. " Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words "hereof," "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Unless otherwise indicated, references in this Agreement to dollars are to U.S. dollars.

ARTICLE X
DEFINITIONS

For purposes of this Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:

        "Accounting Arbitrator" is defined in Section 1.5(e).

        "Accounts Payable" means (a) all bona fide accounts payable of the Business as of the Closing Date and (b) all checks written on bank accounts of the Seller on or prior to the Closing Date which have not cleared as of the Closing Date.

        "Accounts Receivable" means all bona fide accounts receivable of the Business as of the Closing Date, including, but not limited to, all accounts receivable from Litton Precision and all Affiliates of the Seller.

        "Active Business Employee" means each Business Employee who is not an Inactive Business Employee.

        "Additional Financial Statements" is defined in Section 6.2(f).

        "Affiliate" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

        "Agreement" is defined in the Preamble to this Agreement.

        "Assets" is defined in Section 1.1.

        "Assumed Contracts" is defined in Section 1.1(b). "Assumed Liabilities" is defined in Section 1.2. "Audit Opinion" is defined in Section 6.2(f). "Base Net Working Capital" is defined in Section 1.5(a). "Benefit Arrangements" is defined in Section 2.12(a). "Benefit Plans " is defined in Section 2.12(a). "Business" is defined in the Recitals to this Agreement.

        "Business Day" means a day other than a Saturday, a Sunday or any other day on which commercial banks in the State of New York are authorized or obligated to be closed.

        "Business Employee" means any employee, officer or agent of the Seller or any Affiliate of the Seller whose employment relates solely to the Business, including, without limitation, those employees who are on vacation, sickness, disability or medical leave or other permitted leave of absence. The term "Business Employee" shall no t include any employee who is inactive on the Closing Date by reason of such employee's retirement, layoff or furlough.

        "Business Intellectual Property" is defined in Section 2.15(a).

        "Business Material Adverse Effect" means any event, change or effect that is materially adverse to the operations or condition (financial or otherwise) of the Business, taken as a whole, other than any such event, change or effect caused by or resulting from (i) changes in general economic or political conditions, (ii) changes in any of the industries in which the Business operates or (iii) the execution, delivery or performance of this Agreement.

        "Business Records" means all data and records of the Business on whatever media and wherever located.

        "Business Tax Returns" means all Tax Returns required to be filed by the Seller with respect to the Business or the Assets (without regard to extensions of time permitted by Law or otherwise).

        "Buyer" is defined in the Preamble to this Agreement.

        "Buyer Benefit Plan" is defined in Section 5.3(b).

        "Buyer Disclosure Schedules" means the disclosure schedules which have been delivered by the Buyer to the Seller prior to the execution of this Agreement.

        "Buyer Employment Date" is defined in Section 5.3(a).

        "Buyer Indemnification Event" is defined in Section 8.2(b)(i).

        "Buyer Indemnified Parties" means the Buyer, its Affiliates, and their Representatives, successors and assigns.

        "Buyer Registration Statement" means the registration statement of the Buyer filed with the SEC on August 1, 2003 (Registration No. 333-107586) on Form S-3 under the Securities Act of 1933, as amended.

        "Casualty" is defined in Section 9.11. "Closing" is defined in Section 1.7(a). "Closing Date" is defined in Section 1.7(a).

        "Closing Date Net Working Capital" is defined in Section 1.5(a). "COBRA" is defined in Section 2.12(i).

         "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Commercially Reasonable Manner" is defined in Section 8.2(f)(iv)(D).

        "Confidentiality Agreement" means the Confidentiality Letter Agreement, dated April 18, 2003, between Buyer and Northrop Grumman Corporation.

        "Confidentiality Contracts" means Contracts entered into by the Seller with potential buyers of the Business (other than the Buyer) which seek to protect the proprietary, confidential or other information of the Business from disclosure.

        "Consent" is defined in Section 2.3.

        "Contract" means any written contract, agreement, obligation, promise, purchase order, commitment or undertaking that is legally binding.

        "Customer Lists" means (i) all current customer lists of the Business, (ii) all potential customer lists of the Business and (iii) all customer lists created within the past three (3) years, in each case limited to those written lists that Seller has been able to generate based on its current systems and capabilities.

        "Czech Assets" is defined in Section 1.3(b)(ix).

        "Deminimus Deductible" is defined in Section 8.2(c).

        "Encumbrance" means any lien, pledge, charge, claim, security interest, option, mortgage, right of first refusal, encumbrance or other restriction whatsoever or similar right of any Person.

        "End Date" is defined in Section 7.1(b)(i).

        "Environment" means any water or water vapor, land (including land surface or subsurface), air, fish, wildlife, biota, and all other natural resources.

        "Environmental Conditions" means contamination of soil, sediment, surface water or ground water requiring investigation and/or remediation under any Environmental Laws.

        "Environmental Laws" means any Laws in effect as of the Closing Date or which become effective thereafter relating to the generation, production, use, storage, treatment, transportation or disposal of Hazardous Materials, or to pollution or to the protection of public health or the environment.

        "Environmental Permit" means any permit, license, approval, authorization, consent, or registration required by any applicable Environmental Law in connection with the ownership, use or operation of the Property for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Regulated Substance.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

        "ERISA Affiliate" is defined in Section 2.12(f). "Excluded Assets" is defined in Section 1.3(a). "Excluded Mark" is defined in Section 1.3(b)(ii). "Filing" is defined in Section 2.3.

        "Financial Statements" is defined in Section 2.6(a).

        "GAAP" means United States generally accepted accounting principles; provided, however, that when applied with respect to the Business it shall be applied with respect only to the Business on a stand-alone basis without consideration of Northrop Grumman Corporation or any other Affiliate of the Seller or the business of any of them.

        "Goodwill" means the goodwill of the Business.

        "Governmental Entity" means any United States or non-United States governmental, quasi- governmental or regulatory authority.

        "Government Contract" means any Contract between the Seller and a United States Governmental Entity.

        "Governmental Requirements" means any Law of any Governmental Entity.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Inactive Business Employee" means any Business Employee who is inactive as of the Closing Date by reason of sickness, disability or medical leave, military leave or other permitted leave of absence.

        "Income Tax" means all federal, state, local and foreign income Taxes and franchise Taxes which are based on net income, and any interest or penalties thereon.

        "Indemnification Event" is defined in Section 8.2(b)(iii). "Indemnification Notice" is defined in Section 8.2(b)(iv). "Indemnified Party" is defined in Section 8.2(f)(i). "Indemnifying Party" is defined in Section 8.2(f)(i).

        "Insurance Policies" means all casualty, general liability and other insurance policies maintained by the Seller relating to the Business.

        "Insured Claim" is defined in Section 5.12(a).

        "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations- in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, all rights to database information, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, data, design notes and diagrams and related documentation), (g) all rights, including rights of privacy and publicity, to use the names, likenesses and other personal characteristics of any individual, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium) existing in any part of the world.

        "Intellectual Property Assignments" is defined in Section 1.7(b)(i).

        "Inventory" means all raw material, work-in-process and finished goods inventories of the Business, wherever located, including any inventory kept at international locations or locations not owned or leased by the Seller to the extent that such inventory is reflected on the Financial Statements.

        "IRS" means the United States Internal Revenue Service and its successors.

        "Knowledge" means (i) with respect to the Seller, the actual knowledge of Frank G. Brandenberg, Richard F. Raybon, Lawrence J. Ball, Jeff Flippin, Henry Wade, Norris Lewis, Gary Morris (solely with respect to the representations and warranties made in Section 2.15 hereof), Robert Sterret (solely with respect to the representations and warranties made in Sections 2.12 (Benefit Plans) and 2.13 (Labor and Employment Matters) hereof), Marion Brown, and Walt Downey, in each case after reasonable inquiry and (ii) with respect to the Buyer, the actual knowledge of Robert Banta and Robert Brady, in each case after reasonable inquiry.

        "Law" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, writs, injunctions, judgments, decrees, orders, rulings and charges applicable to the specified Person or to the businesses and assets thereof.

        "Lease" is defined in Section 2.17(b).

        "Leased Real Property" is defined in Section 2.17(b). "Litton Precision" is defined in Section 6.2(k). "Losses" is defined in Section 8.2(b)(v).

        "Loss Contract" is defined in Section 2.30.

        "Manufacturing Agreement" is defined in Section 1.1(k).

        "Material Contracts" is defined in Section 2.11(a).

        "Murphy Environmental Conditions" is defined in Section 1.4(e).

        "Murphy Facility" means the Owned Real Property located at 1995 North Carolina Highway 141, Murphy, NC.

        "Non-Transferable Assets" is defined in Section 1.8(a). "Notes Payable" means any notes payable of the Business.

        "Novation Agreement" is defined in Section 5.7(a). "Owned Real Property" is defined in Section 2.17(a). "Parties" means, collectively, the Buyer and the Seller.

        "Party" means any one of the Parties.

        "Pension Plans" is defined in Section 2.12(a).

        "Permits" is defined in Section 2.10(b).

        "Permitted Encumbrances" means any (i) Encumbrances in respect of Taxes the validity of which is being contested in good faith by appropriate proceedings or Encumbrances in respect of Taxes not yet due and payable; (ii) mechanics', carriers', workmen's, repairmen's or other like Encumbrances arising or incurred in the ordinary course of business; (iii) imperfections of title or Encumbrances affecting any item of Tangible Personal Property included in the Assets that are not material with respect to the relative value or use of such asset by the Buyer; (iv) with respect to the Leased Real Property, limitations on the rights of the Seller under any Lease to the extent such limitations are expressly set forth in any such Lease; (v) with respect to the Real Property, zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the activities currently conducted thereon; and (vi) with respect to any of the Real Property, easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property, restrictions and other similar matters of record affecting title to such Real Property which do not or would not impair the use or occupancy of such Real Property or the activities as currently conducted thereon.

        "Person" means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity, or a Governmental Entity.

        "Proceeding" means any action, order, writ, injunction, judgment, decree, claim, suit, litigation, arbitration action, or other similar legal proceeding.

        "Progress Payments" means the progress payments (or customer advances) made by customers under the Contracts as reflected on the Business' applicable balance sheet.

        "Purchase Price" is defined in Section 1.1.

        "Purchase Price Adjustment" is defined in Section 1.5(a).

        "Purchase Price Adjustment Statement" is defined in Section 1.5(b).

        "Real Property" is defined in Section 2.17(b).

        "Regulated Substance" means any substance, waste, pollutant or contaminant, as defined in, or regulated by, any applicable Environmental Law (including, but not limited to petroleum or any petroleum product or derivative).

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the Environment.

        "Remedial Activities" means all activities required by applicable Environmental Laws related to the investigation, removal, remediation, abatement, mitigation, or monitoring of any conditions arising from or relating to the presence of any Regulated Substances on, at, under or migrating from any property.

        "Representative" means any officer, director, principal, attorney, appraiser, accountant, agent, employee, financial lender or other representative of any Person.

        "Retained Liabilities" is defined in Section 1.4. "Retained License" is defined in Section 5.6(b). "SEC " is defined in Section 5.14.

        "Seller Disclosure Schedules" means the disclosure schedules which have been delivered by the Seller to the Buyer prior to the execution of this Agreement.

        "Seller Indemnification Event" is defined in Section 8.2(b)(ii).

        "Seller Indemnified Parties" means the Seller, its Affiliates, and their Representatives, successors and assigns.

        "Seller" is defined in the Preamble to this Agreement.

        "Severance Plan" is defined in Section 5.3(c).

        "Tangible Personal Property" means all tangible personal property (other than Excluded Assets) used to conduct the Business including, but not limited to, all machinery, equipment, tools, computer hardware, furniture and fixtures, leasehold improvements, supplies and other tangible personal property wherever located, together with any transferable manufacturer or vendor warranties related thereto.

        "Taxes" (including the terms "Tax" and "Taxing") means all federal, state, local and foreign taxes (including, but not limited to, income, profit, franchise, sales, value added tax, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes), all regulatory fees, whether assessed on revenues or otherwise, and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

        "Tax Return" means any federal, state, local, foreign and other applicable return, declaration, report and information statement with respect to Taxes required to be filed with the IRS or any other Governmental Entity or Tax authority or agency.

        "Threshold Deductible" is defined in Section 8.2(c). "Transferred Employee" is defined in Section 5.3(a). "U.S." means United States of America.

        "WARN" is defined in Section 5.3(f).

        "Welfare Plans" is defined in Section 2.12(a).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Buyer and the Seller have each caused this Agreement to be executed and delivered as of the date first written above.

MOOG INC.

By:	/s/ R.T. Brady
Name: R.T. Brady Title: CEO

LITTON SYSTEMS, INC.

By:	/s/ David H. Strode
Name: David H. Strode Title: Authorized Signatory